UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

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Whiting Petroleum Corporation
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WHITING PETROLEUM CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 1, 2018

Dear Stockholder:

The annual meeting of stockholders of Whiting Petroleum Corporation will be held on Tuesday, May 1, 2018, at 10:00 a.m., Mountain Time, in the Grand Hyatt Denver Aspen Ballroom, located on the 2nd floor at 1750 Welton Street, Denver, Colorado 80202, for the following purposes:

•	to elect two directors to hold office until the 2021 annual meeting of stockholders and until their successors are duly elected and qualified;

•	to approve, by advisory vote, the compensation of our named executive officers as disclosed in the accompanying proxy statement;

•	to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2018; and

•	to consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 9, 2018 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof.

Your vote is important no matter how large or small your holdings may be. To assure your representation at the annual meeting, please vote your shares over the Internet or via the toll-free telephone number as instructed in the Notice of Internet Availability of Proxy Materials. You also may request a printed proxy card to submit your vote by mail. For more details, see “How do I vote?” under “Questions and Answers About the Annual Meeting and Voting” in the accompanying proxy statement.

By Order of the Board of Directors

WHITING PETROLEUM CORPORATION

Bruce R. DeBoer
Corporate Secretary

Denver, Colorado

March 19, 2018

PROXY STATEMENT

WHITING PETROLEUM CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 1, 2018

We are furnishing you this proxy statement in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be voted at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Whiting Petroleum Corporation. The Annual Meeting will be held on Tuesday, May 1, 2018 at 10:00 a.m., Mountain Time, in the Grand Hyatt Denver Aspen Ballroom located on the 2nd floor at 1750 Welton Street, Denver, Colorado 80202. The proxy materials, including this proxy statement, proxy card or voting instructions and our 2017 annual report, are being distributed and made available on or about March 19, 2018.

Your vote is important and we encourage you to vote even if you are unable to attend the Annual Meeting. You may vote the Internet or via the toll-free telephone number as instructed in the Notice of Internet Availability of Proxy Materials, or, if you received or request a paper copy of the proxy card, by signing and returning it in the postage paid envelope provided for your convenience. You may also attend and vote at the Annual Meeting.

On November 1, 2017, Mr. Bradley J. Holly was elected as a director as well as president and chief executive officer of our company. Mr. James J. Volker, who previously served as our president and chief executive officer for more than a decade and in other capacities in our company for over thirty years, retired as president and chief executive officer of our company on November 1, 2017. Mr. Volker continued to serve as a director and as executive chairman of the Board through December 31, 2017 and is serving as chairman of our Board in a non-executive capacity until the Annual Meeting, at which time he will retire from his distinguished service to our company.

On November 8, 2017, our stockholders approved a reverse stock split of our common stock that the Board determined to effect at a ratio of 1-for-4 and that became effective on such date. All references to share and per share amounts in this proxy statement have been adjusted to reflect the reverse stock split.

CORPORATE GOVERNANCE

Our Commitment to Enhanced Corporate Governance Practices

We seek to maintain and enhance our corporate governance practices by refining such practices to align with evolving practices, issues raised by our stockholders and otherwise as circumstances warrant. In the last couple of years, we took the following actions that represent corporate governance best practices:

•

Proxy Access: Our Board approved amendments to our by-laws to include a proxy access provision pursuant to which a stockholder, or group of up to 25 stockholders, owning continuously for at least three years shares of our stock representing an aggregate of at least 3% of our outstanding shares may nominate and include in our proxy materials director nominees constituting up to 25% of our Board if such stockholders and nominees comply with the procedures in our by-laws.

•	Elimination of Rights Plan: Our Board determined not to renew our rights plan or “poison pill” when it expired in 2016. As a result, we no longer have a rights plan or “poison pill.”

•

Lead Director: The independent members of our Board annually elect a lead director, who is an independent director. We also formalized the role of the lead director and have set forth the duties of the lead director in our Corporate Governance Guidelines as described below under “Board Leadership Structure; Lead Director.”

We also place great value on stockholder outreach and engage regularly with our investors to gain insights into the corporate governance issues about which they care most. After his election as president and chief executive officer on November 1, 2017, Bradley J. Holly met with several of our larger stockholders. We aim to seek a collaborative and mutually beneficial approach to issues of importance to investors that affect our business and also to help ensure we maintain appropriate corporate governance practices.

Proposal 1 – Election of Directors

Our certificate of incorporation and by-laws currently provide that our directors are divided into three classes, with staggered terms of three years each. At the Annual Meeting, the stockholders will elect two directors to hold office until the 2021 annual meeting of stockholders and until their successors are duly elected and qualified.

James J. Volker, a current director, has a term on the Board that expires as of the Annual Meeting. The Board has not nominated Mr. Volker to stand for re-election at the Annual Meeting. The Board has adopted a resolution reducing the size of the Board from eight to seven directors effective as of the expiration of Mr. Volker’s term at the Annual Meeting.

The Board has no reason to believe that the listed nominees will be unable or unwilling to serve as directors if elected. However, in the event that any nominee should be unable to serve or for good cause will not serve, the shares represented by proxies received will be voted for another nominee selected by the Board.

The following sets forth certain information, as of March 9, 2018, about the Board’s nominees for election at the Annual Meeting and each director whose term will continue after the Annual Meeting, including an account of their specific business experience; the names of publicly held and certain other corporations of which they also are, or have been within the past five years, directors; and a discussion of their specific experience, qualifications, attributes or skills that led to the conclusion that they should serve as directors.

Nominees for Election at the Annual Meeting

William N. Hahne, 66, has been a director since 2007 and currently serves as our Lead Director. Mr. Hahne was Chief Operating Officer of Petrohawk Energy Corporation from 2006 until 2007. Mr. Hahne served at KCS

Energy, Inc. as President, Chief Operating Officer and Director from 2003 to 2006, and as Executive Vice President and Chief Operating Officer from 1998 to 2003. He is a graduate of Oklahoma University with a BS in petroleum engineering and has 38 years of extensive technical and management experience with independent oil and gas companies including Unocal, Union Texas Petroleum Corporation, NERCO, The Louisiana Land and Exploration Company (LL&E) and Burlington Resources, Inc. He is an expert in oil and gas reserve estimating, having served as chairman for the Society of Petroleum Engineers Oil and Gas Reserve Committee. Mr. Hahne’s experience in budgeting, planning and implementing effective exploration, drilling, acquisition and development programs, expertise in horizontal drilling and shale development and knowledge of oil and gas regulation, litigation and government reporting led to the conclusion that he should serve as a director.

Bradley J. Holly, 47, has been a director of Whiting Petroleum Corporation since his appointment on November 1, 2017 as director and election as our President and Chief Executive Officer. Mr. Holly will be appointed as our Chairman of the Board at the Annual Meeting. Mr. Holly has more than 20 years of experience in the oil and natural gas industry. Mr. Holly previously served as Executive Vice President, U.S. Onshore Exploration and Production for Anadarko Petroleum Corporation, an independent exploration and production company. Prior to his promotion to Executive Vice President in May 2017, he served as Senior Vice President, U.S. Onshore Exploration and Production at Anadarko from September 2016. He was previously Senior Vice President, Operations for Anadarko’s Rocky Mountain Region from May 2013 to September 2016, and Vice President, Operations for the Southern and Appalachia Region from July 2012 to May 2013. Mr. Holly also previously served as General Manager of Anadarko’s Greater Natural Buttes area in eastern Utah and the Maverick Basin, which included the Eagleford Shale development in southern Texas, and Reserves and Planning Manager for the Southern and Appalachia Region. He joined Anadarko in 1997 as a reservoir engineer and development supervisor on Anadarko’s Marco Polo and K2 developments in the deepwater Gulf of Mexico. Mr. Holly began his career in 1994 with Amoco. Mr. Holly holds a Bachelor of Science in Petroleum Engineering from Texas Tech University, and he is a graduate of the Harvard Business School Advanced Management Program. Mr. Holly’s status as our president and chief executive officer who applies his technical expertise, industry experience and management qualifications and serves as a valuable resource for the other directors as to all operational and administrative aspects of our company led to the conclusion that he should serve as a director.

The Board recommends the foregoing nominees for election as directors for terms expiring at the 2021 Annual Meeting and urges each stockholder to vote FOR such nominees.

Directors Continuing in Office

Terms Expiring at the 2019 Annual Meeting

Thomas L. Aller, 69, has been a director of Whiting Petroleum Corporation since 2003 and currently serves as Chairman of our Compensation Committee. Mr. Aller retired as Senior Vice President of Operations Support for Alliant Energy Corporation in 2014. He served as Senior Vice President – Energy Resource Development of Alliant Energy Corporation from 2009 to 2013 and President of Interstate Power and Light Company since 2004. Prior to that, he served as President of Alliant Energy Investments, Inc. since 1998 and interim Executive Vice President – Energy Delivery of Alliant Energy Corporation since 2003 and Senior Vice President – Energy Delivery of Alliant Energy Corporation since 2004. From 1993 to 1998, he served as Vice President of IES Investments. He received his Bachelor’s Degree in political science from Creighton University and his Master’s Degree in municipal administration from the University of Iowa. Mr. Aller’s particular experience with our company, including from 1997 through 2003 when he served as a director of our company’s operating subsidiary prior to our initial public stock offering, and his business acumen and experience in the energy sector led to the conclusion that he should serve as a director.

James E. Catlin, 71, has been a director of Whiting Petroleum Corporation since 2014. Mr. Catlin was a co-founder of Kodiak Oil & Gas Corp. (“Kodiak”) and served at Kodiak as a director since 2001 and Executive Vice

President of Business Development since 2011 until we acquired Kodiak in 2014. Mr. Catlin also previously served as Chairman of the Board from 2002 until 2011, Secretary from 2002 to 2008 and Chief Operating Officer from 2006 until 2011. Mr. Catlin has nearly 40 years of geologic experience primarily in the Rocky Mountain Region. Mr. Catlin was an owner of CP Resources LLC, an independent oil and natural gas company from 1986 to 2001. Mr. Catlin was a Founder, Vice President and Director of Deca Energy from 1980 to 1986 and worked as a district geologist for Petroleum Inc. and Fuelco prior to this time. He received a Bachelor of Arts and a Master’s of Science Degree in Geology from the University of Northern Illinois in 1973. Mr. Catlin’s extensive training and experience with respect to geology and executive level experience working with oil and natural gas companies led to the conclusion he should serve as a director. The terms of the merger agreement pursuant to which we acquired Kodiak also required that Mr. Catlin be appointed as a director.

Michael B. Walen, 69, has been a director of Whiting Petroleum Corporation since 2013 and currently serves as Chairman of our Nominating and Governance Committee. Mr. Walen was the Senior Vice President – Chief Operating Officer of Cabot Oil and Gas Corporation from 2001 until 2010 and served in other management and exploration positions prior to that time. He has 40 years of exploration and management experience with independent oil and gas companies including PetroCorp Inc., Patrick Petroleum Co., TXO Production Co. and Tenneco Oil Company. Mr. Walen was a director of Vitruvian Exploration from 2010 to 2013. Mr. Walen holds a Bachelor’s Degree in Geology from Central Washington University and a Master’s Degree in Geology from Western Washington University. Mr. Walen’s geological training, technical expertise and industry experience (particularly in shale plays), including managing operations, engineering, reserves, land and geology, led to the conclusion that he should serve as a director.

Terms Expiring at the 2020 Annual Meeting

Philip E. Doty, 74, has been a director of Whiting Petroleum Corporation since 2010 and currently serves as Chairman of our Audit Committee. Mr. Doty is a certified public accountant. Since 2007, Mr. Doty has been counsel to EKS&H LLLP, the largest Colorado-based accounting and consulting firm, where he previously was a partner from 2002 to 2007. From 1967 to 2000 he worked at Arthur Andersen & Co., where he was a partner since 1978 and served as an audit partner and head of the Denver office oil and gas practice until his retirement in 2000. He is a graduate of Drake University with a Bachelor’s degree in accounting. Mr. Doty’s 48 years of experience as a certified public accountant and his expertise in oil and gas financial reporting and accounting led to the conclusion he should serve as a director.

Carin S. Knickel, 61, has been a director of Whiting Petroleum Corporation since 2015. Ms. Knickel served as Vice President of Global Human Resources and a member of the management committee of ConocoPhillips from 2003 until she retired in 2012. Her energy industry experience includes over three decades in operations leadership in refining, marketing, transportation, exploration, and production for ConocoPhillips. She also held roles in business development, strategic planning and commodity trading, and led the company’s specialty products business from 2001 to 2003. Ms. Knickel also served as Assistant Dean for Programs and Talent for the University of Colorado College of Engineering from 2013 through 2014. Ms. Knickel has served since May 2015 as a director of Hudbay Minerals Inc. She has a Bachelor’s degree in marketing from the University of Colorado and a Master’s degree in management science from the Massachusetts Institute of Technology. Ms. Knickel’s broad range of operational and administrative experience in the oil and gas industry led to the conclusion she should serve as a director.

Governance Information

Corporate Governance Documents

The Board has adopted and regularly reviews and, if appropriate, revises our Corporate Governance Guidelines and written charters for our Audit Committee, Compensation Committee and Nominating and

Governance Committee. The Board has also adopted the Whiting Petroleum Corporation Code of Business Conduct and Ethics that applies to our directors and employees. Each of our directors and employees annually confirms in writing that he or she has reviewed and will fully comply with the Code of Business Conduct and Ethics.

Copies of each of these documents are available on our website at www.whiting.com. We are not including the information contained on our website as part of, or incorporating it by reference into, this proxy statement.

Independence of Directors

Of the eight directors currently serving on the Board, the Board has determined that each of Messrs. Aller, Catlin, Doty, Hahne and Walen and Ms. Knickel has no material relationship with us and is independent under New York Stock Exchange (“NYSE”) listing standards. The Board has established categorical standards within our Corporate Governance Guidelines to assist in making determinations of director independence. In making its determination of independence, the Board found that each of Messrs. Aller, Catlin, Doty, Hahne and Walen and Ms. Knickel met these standards. The Board also considered the fact that Mr. Catlin was the Executive Vice President of Business Development of Kodiak until we acquired Kodiak in 2014. Due to Mr. Catlin having no prior relationships with our company or our senior management other than in connection with us acquiring Kodiak and Mr. Catlin joining the Board as a result of the Kodiak merger agreement negotiations at a time when we and Kodiak were independent entities, the Board determined that Mr. Catlin’s former officer position with Kodiak did not impede his exercise of independent judgment.

Transactions with Related Persons

We had no transactions during 2017, and none are currently proposed, in which we were a participant and in which any related person had a direct or indirect material interest. Our Board has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	a “related person” means any of our directors, executive officers or nominees for director or any of their immediate family members; and

•

a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to the Nominating and Governance Committee certain information relating to related person transactions for review, approval or ratification by the Nominating and Governance Committee. Disclosure to the Nominating and Governance Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. The Nominating and Governance Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of the Nominating and Governance Committee’s determination that consummation of the transaction is not or was not contrary to our best interests. Any related person transaction must be disclosed to the full Board.

Meetings and Attendance

The Board held eleven meetings in 2017. No director attended less than 90% of the total number of Board and committee meetings during the period on which they served on the Board or such committees. Directors are expected to attend our annual meeting of stockholders each year and all of our directors serving at the time attended our 2017 annual meeting of stockholders.

Selection of Director Candidates

In identifying and evaluating nominees for director, the Nominating and Governance Committee seeks to ensure that the Board possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board is comprised of directors who have broad and diverse backgrounds, possessing knowledge in areas that are of importance to us. The Nominating and Governance Committee is guided by the Criteria for Director Nominees in our Corporate Governance Guidelines, which provide:

•

The Nominating and Governance Committee will examine each director nominee on a case-by-case basis regardless of who recommended the nominee. The Nominating and Governance Committee will take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity and industry knowledge.

•	The Nominating and Governance Committee believes that the following minimum qualifications are necessary for a director nominee to possess to be recommended by the Committee to the Board:

•	Each director must display the highest personal and professional ethics, integrity and values.

•	Each director must have the ability to exercise sound business judgment.

•

Each director must be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.

•	Each director must have relevant expertise and experience, and be able to offer advice and guidance to the chief executive officer based on that expertise and experience.

•	Each director must be independent of any particular constituency, be able to represent all of our stockholders and be committed to enhancing long-term stockholder value.

•	Each director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of our business.

•	The Nominating and Governance Committee also believes the following qualities or skills are necessary for one or more directors to possess:

•	At least one director has the requisite experience and expertise to be designated as an “audit committee financial expert.”

•	Directors should be selected so that the Board is a diverse body, with diversity reflecting age, gender, race and professional experience.

The Nominating and Governance Committee will consider persons recommended by stockholders to become nominees for election as directors in accordance with the foregoing and other criteria set forth in our Corporate Governance Guidelines and Nominating and Governance Committee Charter. Recommendations for consideration by the Nominating and Governance Committee should be sent to our Corporate Secretary in writing together with appropriate biographical information concerning each proposed nominee.

Our by-laws include a proxy access provision pursuant to which a stockholder, or group of up to 25 stockholders, owning continuously for at least three years shares of our stock representing an aggregate of at least 3% of our outstanding shares may nominate and include in our proxy materials director nominees constituting up to 25% of our Board. Alternatively, a stockholder may nominate director nominees under our by-laws that the stockholder does not intend to have included in our proxy materials. In either case, such stockholders must comply with the procedures set forth in our by-laws, including that the stockholders and nominees satisfy the requirements in our by-laws and our Corporate Secretary receives timely written notice, in proper form, of the intent to make a nomination at an annual meeting of stockholders. The detailed requirements for nominations are set forth in our by-laws, which were attached as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on October 26, 2017. Additional requirements regarding stockholder proposals and director nominations, including the dates by which notices must be received, are described below under the heading “Stockholder Proposals.”

Director Qualifications

As prescribed in our Corporate Governance Guidelines described above in “Selection of Director Candidates”, the Board recognizes that diversity and depth of experience, education, professional expertise, perspective, gender and age are important considerations in determining Board composition. A skill set chart follows that identifies this diversity of expertise, experience and characteristics that the Board believes contribute to an effective and well-functioning board.

Board of Directors
	Aller	Catlin	Doty	Hahne	Holly	Knickel	Walen
Skills & Experience:
CEO/Executive Leadership	X	X		X	X	X	X
Exploration & Production		X		X	X	X	X
Finance/Capital Allocation	X	X	X	X	X	X	X
Financial Reporting & Accounting			X
Audit Committee Financial Expert			X
Business Development/M&A	X	X		X	X	X	X
Human Resources & Compensation	X			X	X	X	X
Legal/Regulatory	X		X
Environmental, Health & Safety	X	X		X	X	X	X
Risk Management			X	X	X		X
Corporate Governance			X	X		X	X
Demographic Background:
Board Tenure (Years)	15	4	8	11	1	3	5
Age	69	71	74	66	47	61	69
Gender	M	M	M	M	M	F	M

Board Leadership Structure; Lead Director

The position of chairman of the board has historically been filled by our chief executive officer and is currently held by Mr. Volker, our retired chief executive officer. At the Annual Meeting, our current chief executive officer, Mr. Holly, will be appointed as our chairman of the board. We believe this combined leadership structure is appropriate for our company because our chairman of the board and chief executive officer (i) conveys a singular, cohesive message to our stockholders, employees, industry partners and the investment community, (ii) eliminates any ambiguity as to who is accountable for company performance and (iii) exhibits strong experience in successfully leading our company. Our directors and management team engage frequently and directly in the flow of information and ideas and we believe our combined leadership structure facilitates the quality, quantity and timeliness of the information flow and communication.

Our Corporate Governance Guidelines provide that if the chairman of the board is not an independent director, the independent members of the Board will elect a lead director, who will be an independent director. The independent members of the Board have elected Mr. Hahne as our lead director. Our Corporate Governance Guidelines also provide that the lead director will have the following duties in addition to such other duties as the Board may establish from time to time:

•	The lead director will serve as a liaison between the chairman of the board and the independent directors;

•

With respect to meetings of the Board, the lead director will approve (i) information sent to the Board, (ii) meeting agendas and (iii) meeting schedules to assure there is sufficient time for discussion of all agenda items;

•	The lead director will have the authority to call meetings of the independent directors; and

•	If requested by major stockholders, the lead director shall be available for consultation and direct communication with such stockholders.

The lead director also presides over each executive session of the non-management directors at Board meetings.

Role of the Board in Risk Oversight

One of the responsibilities of our Board is to review and evaluate the process in place to assess the major risks facing our company and periodically review management’s assessment of the major risks as well as options for their mitigation. Our Board leadership structure and our practice of a high degree of interaction between our directors and members of senior management facilitates this oversight function. The information flow and communication between our Board and senior management regarding long-term strategic planning and short term operational reporting includes matters of material risk inherent in our business of exploration for and production of oil and gas. Our Audit Committee, among other duties, is charged with overseeing significant financial risk exposures and the steps management has taken to monitor, control and report such exposures and has compliance oversight responsibilities. Our Compensation Committee reviews risks related to our compensation programs and works to structure such programs in a manner to deter excessive risk taking.

Communication with Directors; Stockholder Engagement

Stockholders and other interested parties may communicate with the full Board, non-management directors as a group or individual directors, including the lead director, by submitting such communications in writing to our Corporate Secretary at Whiting Petroleum Corporation, c/o the Board of Directors (or, at the stockholder’s option, c/o a specific director or directors), 1700 Broadway, Suite 2300, Denver, Colorado 80290. Such communications will be delivered directly to the Board.

The chairman of the board serves as the Board’s liaison for consultation and direct communication with stockholders with the lead director available for consultation and direct communication with major stockholders upon request. Individual directors may, from time to time, meet or otherwise communicate with stockholders, but it is expected that directors would do this with the knowledge of the chairman of the board and the lead director and, in most instances, at the request of management.

Board Committee Information

The Board has standing Audit, Compensation and Nominating and Governance Committees. The Board has adopted a formal written charter for each of these committees that is available on our website at www.whiting.com.

The table below provides the current composition of each standing committee of our Board:

Name	Audit	Compensation	Nominating/ Governance
Thomas L. Aller	X	X
Philip E. Doty	X		X
William N. Hahne	X		X
Carin S. Knickel		X	X
Michael B. Walen		X	X

Audit Committee

The Audit Committee’s primary duties and responsibilities are to assist the Board in monitoring the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and independent registered public accounting firm and our compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation and termination of our independent registered public accounting firm and has the sole authority to approve all audit and permitted non-audit engagement fees and terms. The Audit Committee is presently comprised of Messrs. Doty (Chairperson), Aller and Hahne, each of whom is an independent director under NYSE listing standards and SEC rules applicable to audit committee members. The Board has determined that Mr. Doty qualifies as an “audit committee financial expert” as defined by SEC rules. The Audit Committee held four meetings in 2017.

Compensation Committee

The Compensation Committee discharges the responsibilities of the Board with respect to our compensation programs and compensation of our executives and directors. The Compensation Committee has overall responsibility for determining the compensation of our chief executive officer, approving the compensation of our executive officers and reviewing director compensation. The Compensation Committee is also charged with administration of our Equity Incentive Plan. The Compensation Committee is presently comprised of Messrs. Aller (Chairperson) and Walen and Ms. Knickel, each of whom is an independent director under NYSE listing standards and a non-employee director for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee held eight meetings in 2017. Additional information regarding the Compensation Committee and our processes and procedures for executive compensation, including, among other matters, our use of compensation consultants and the role of our executive officers in determining compensation, is provided below under “Executive Compensation – Compensation Discussion and Analysis”.

Nominating and Governance Committee

The principal functions of the Nominating and Governance Committee are to identify individuals qualified to become directors and recommend to the Board nominees for all directorships, identify directors qualified to serve on Board committees and recommend to the Board members for each committee, develop and recommend to the Board a set of corporate governance guidelines and otherwise take a leadership role in shaping our corporate governance. The Nominating and Governance Committee is also charged with administering our policies and procedures regarding any transactions with related persons. In the exercise of its oversight responsibility regarding the chief executive officer continuity planning process, the Nominating and Governance Committee managed the search process in 2017 for our new chief executive officer, engaged an outside executive search consultant, screened and interviewed candidates and made its recommendations to our board of directors for final consideration. The Nominating and Governance Committee is presently comprised of Messrs. Walen (Chairperson), Doty and Hahne and Ms. Knickel, each of whom is an independent director under NYSE listing standards. The Nominating and Governance Committee held six meetings in 2017.

Director Compensation

We use a combination of cash and equity incentive compensation to attract and retain qualified and experienced candidates to serve on the Board. In setting this compensation, our Compensation Committee considers the significant amount of time and energy expended and the skill-level required by our directors in fulfilling their duties. Our Compensation Committee grants restricted stock to our non-employee directors annually on the first of the month following the annual meeting of stockholders to align the grants with directors’ terms of office. The shares of restricted stock granted vest 100% on the first anniversary of the grant date. All grants of shares of restricted stock become fully vested upon a change in control of our company. We also reimburse expenses incurred by our non-employee directors to attend Board and Board committee meetings and to attend continuing education seminars, conferences and classes. Directors who are our employees receive no compensation for service as members of either the Board or Board committees. For 2017, non-employee directors were compensated pursuant to the schedule as follows:

			Committee Service
	Board Service ($)	Lead Director ($)	Audit ($)	Compensation ($)	Nominating and Governance ($)
Annual Retainer	58,500	20,000
Restricted Stock (value)	175,000	15,000
Committee Chair Annual Retainer			25,000	15,000	15,000
Committee Chair Restricted Stock (value)			25,000	15,000	15,000
Committee Member Annual Retainer			10,000	5,000	5,000
Meeting Fee	1,500		1,500	1,500	1,500

In addition, we make medical and dental coverage available to directors and their spouses, but directors who elect to receive such coverage are charged a premium that is equal to the COBRA rates associated with our insurance plan. As such, we consider the ability to participate in this coverage to be non-compensatory.

The following table reports compensation earned by or paid to our non-employee directors during 2017:

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	All Other Compensation ($)	Total ($)
Thomas L. Aller	118,000	105,017		223,017
D. Sherwin Artus (3)	33,167	0	25,000	58,167
James E. Catlin	75,000	96,723		171,723
Philip E. Doty	120,000	110,544		230,544
William N. Hahne	122,000	113,304		235,304
Carin S. Knickel	106,000	96,723		202,723
Michael B. Walen	109,417	96,723		206,140

(1)	Mr. Volker, our chief executive officer from January 1, 2017 through October 31, 2017 and executive chairman from November 1, 2017 through December 31, 2017, and Mr. Holly, our chief executive officer since November 1, 2017, are not included in this table as they were employees of ours and received no separate compensation for their services as directors. The compensation received by Messrs. Volker and Holly as employees are shown below under “Executive Compensation – Executive Compensation Tables – Summary Compensation Table.”
(2)	Reflects the full grant date fair value of restricted stock awards granted in 2017 calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Assumptions used in the calculation of these amounts are included in note 9 to our audited financial statements for the fiscal year ended December 31, 2017 included in our Annual Report on Form 10-K filed with the SEC on February 22, 2018. In 2017, Messrs. Aller, Catlin, Doty, Hahne, and Walen and Ms. Knickel were respectively awarded 6,815, 6,277, 7,173, 6,815, 6,815, and 6,277, which in each case was the number of unvested restricted stock awards outstanding for such director at December 31, 2017.
(3)	Mr. Artus retired as a director at the end of his term at the 2017 annual stockholder meeting on May 2, 2017. He received a pro-rata portion of Board and Nominating and Governance Committee retainer fees and meeting fees for such term of service. In recognition of his years of dedicated service to the Company, the Board (i) accelerated the vesting of 3,469 shares of his restricted stock, which would have otherwise vested to him on June 1, 2017 and had a value on the acceleration date (May 2, 2017) of $114,069 and (ii) authorized a one-time company charitable donation in the amount of $25,000 to the D. Sherwin Artus Scholarship Fund at the South Dakota School of Mines and Technology which is reflected in the “All Other Compensation” column.

Effective January 1, 2018, our Board approved an increase in the annual cash retainer for each non-employee director from $58,500 to $65,000 and a decrease in the annual value of the restricted stock grant for each director from $175,000 to $157,500. These changes were approved upon the recommendation of our Compensation Committee after consultation with their independent compensation consultant in order to align the director cash retainer in proximity to the market 50th percentile and reduce the 2018 director stock grant in the same percentage that the 2018 stock grants to the named executive officers were reduced.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines to further align the interests of our directors with the interests of our stockholders and to promote our commitment to sound corporate governance. Non-employee directors are required to hold shares of our common stock with a value equal to four times the amount of the annual cash retainer paid for service on the Board (excluding additional committee and lead director retainers, if any). Non-employee directors are required to achieve the applicable level of ownership within five years of the date the person first became a non-employee director. Shares that count towards satisfaction of the guidelines include: (i) shares owned outright by the director, (ii) shares held in trust for the benefit of the director and (iii) unvested (time-based vesting) shares of restricted stock. Unexercised stock options and/or unvested equity awards (performance-based vesting) do not count towards satisfaction of the guidelines. The value of a share will be measured on January 1 of each year as the average month end closing price for the 12 months preceding the date of calculation. Non-employee directors are required to hold 100% of the shares vested or acquired under equity awards granted by us until the ownership guidelines are satisfied. As of December 31, 2017, all of the non-employee directors owned a sufficient number of shares of our common stock to satisfy the guidelines.

SHARE OWNERSHIP

Directors and Executive Officers

The following table sets forth information regarding the beneficial ownership of our common stock as of March 9, 2018 by: (i) each director and nominee; (ii) each of the named executive officers in the Summary Compensation Table set forth below; and (iii) all of the directors, nominees and executive officers (including the named executive officers in the Summary Compensation Table) as a group. Each of the holders listed below has sole voting and investment power over the shares beneficially owned. None of the holders listed below have pledged as security any of the shares beneficially owned.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Common Stock Beneficially Owned
James J. Volker	275,987	(1)	*
Thomas L. Aller	18,941		*
James E. Catlin	78,083	(2)	*
Philip E. Doty	16,147	(3)	*
William N. Hahne	19,976		*
Bradley J. Holly	240,962	(1)	*
Carin S. Knickel	11,500		*
Michael B. Walen	12,652		*
Michael J. Stevens	173,796	(1)	*
Mark R. Williams	147,116	(1)	*
Rick A. Ross	138,987	(1)	*
Peter W. Hagist	91,324	(1)(4)	*
All directors, nominees and executive officers as a group (17 persons)	1,554,515	(1)	1.7%

*	Denotes less than 1%.

(1)	Amounts include 104,608 shares for Mr. Volker, 61,052 shares for Mr. Holly, 71,569 shares for Mr. Stevens, 63,697 shares for Mr. Williams, 63,352 shares for Mr. Ross, 42,941 shares for Mr. Hagist and 122,053 shares for our executive officers as a group that have current voting rights and vest based on performance criteria, which makes vesting uncertain and does not require reporting of these shares to the SEC as being beneficially owned pursuant to Section 16(a) of the Securities Exchange Act of 1934 until such shares vest. Amounts also include options to acquire shares of our common stock that were exercisable within 60 days after March 9, 2018 as follows: 34,312 shares for Mr. Volker, 18,132 shares for Mr. Stevens, 3,612 shares for Mr. Williams, 4,179 shares for Mr. Ross, 1,521 shares for Mr. Hagist and 3,136 shares for our other executive officers as a group.
(2)	Includes 14,525 shares held by Mr. Catlin’s spouse. Mr. Catlin disclaims beneficial ownership of those 14,525 shares.
(3)	Includes 250 shares held by Mr. Doty’s spouse. Mr. Doty disclaims beneficial ownership of those 250 shares.
(4)	Includes 4,654 shares held by a family trust. Mr. Hagist disclaims beneficial ownership of those 4,654 shares.

Certain Beneficial Owners

The following table sets forth information regarding beneficial ownership by persons known to us to own more than 5% of our outstanding common stock.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Voting Power		Investment Power			Percent of Class
	Sole	Shared	Sole	Shared	Aggregate
Hotchkiss and Wiley Capital Management, LLC (1)	7,970,882		8,886,932		8,886,932	9.8%
725 S. Figueroa Street 39th Fl
Los Angeles, CA 90017
The Vanguard Group (2)	48,111	8,375	7,437,002	49,416	7,486,418	8.3%
100 Vanguard Blvd.
Malvern, PA 19355
Fine Capital Partners L.P. (3)		5,458,525		5,458,525	5,458,525	6.0%
590 Madison Avenue, 27th Floor
New York, NY 10022
Key Group Holdings (Cayman) Ltd. (4)	5,084,669		5,084,669		5,084,669	5.5%
3 Caves Point, West Bay Street
Nassau, Bahamas
Dimensional Fund Advisors LP (5)	4,863,688		4,959,186		4,959,186	5.5%
6300 Bee Cave Road
Austin, TX 78746
FMR LLC (6)	453,044		4,724,236		4,724,236	5.2%
245 Summer Street
Boston, MA 02210
BlackRock Inc. (7)	4,215,478		4,590,227		4,590,227	5.1%
55 East 52nd Street
New York, NY 10055

(1)	The information is based on a Schedule 13G/A filed by Hotchkiss and Wiley Capital Management, LLC with the SEC on February 12, 2018 reporting beneficial ownership as of December 31, 2017.
(2)	The information is based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2018 reporting beneficial ownership as of December 31, 2017.

(3)	The information is based on a Schedule 13G filed by Fine Capital Partners L.P. with the SEC on February 14, 2018 reporting beneficial ownership as of December 31, 2017.
(4)	The information is based on a Schedule 13G filed by Key Group Holdings (Cayman) Ltd. with the SEC on February 14, 2018 reporting beneficial ownership as of December 31, 2017.
(5)	The information is based on a Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on February 9, 2018 reporting beneficial ownership as of December 31, 2017.
(6)	The information is based on a Schedule 13G filed by FMR LLC with the SEC on February 13, 2018 reporting beneficial ownership as of December 31, 2017.
(7)	The information is based on a Schedule 13G filed by BlackRock Inc. with the SEC on February 1, 2018 reporting beneficial ownership as of December 31, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports concerning their ownership of our equity securities with the SEC and us. Based solely upon information provided to us by individual directors and executive officers, we believe that, during the fiscal year ended December 31, 2017, all of our directors and executive officers timely complied with the Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation and Governance Practices

We have dedicated significant efforts to ensuring our executive compensation program is appropriate and rewards executives for their performance in building long term value for the stockholders. The overall objective of our executive compensation program is to maintain a strong pay-for-performance culture in order to attract, retain, and motivate the key leaders who serve our company and our stockholders. Our compensation programs are designed to also reflect appropriate governance practices aligned with the needs of our business. Below is a summary of compensation practices we have adopted and a list of problematic pay practices that we avoid.

What We Do	What We Don’t Do

•  Market based salary – base salary is targeted at the market 50th percentile of our peer group.

•  Pay for performance – An annual short-term cash incentive award is tied to our performance against annual operating and strategic goals. Long-term incentive awards consist 50% of performance shares that vest based on a relative three-year total shareholder return compared to our peer group and 50% of time vesting restricted stock.

•  Claw back policy – Executives’ cash and equity incentive compensation is subject to recoupment in the event of certain financial restatements.

•  Stock ownership guidelines – Stock ownership guidelines require our executives and directors to own stock or have an interest in restricted stock valued at a multiple of base salary ranging from 2 to 6 times salary, dependent upon responsibility in company. All of our executives and directors are in compliance with these guidelines.

•  Independent Compensation Consultant – The Compensation Committee has retained Longnecker & Associates (“Longnecker”) to serve as its independent executive compensation consultant. During 2017, Longnecker provided no other services to us.

•  Double Trigger – A “double trigger” is required to qualify for cash severance payments in executive severance agreements.

•  No excise tax gross ups – We don’t have any agreements with our executive officers that provide for a gross-up of taxes.

•  No post termination benefits – We don’t provide pension arrangements, post-termination health coverage or deferred compensation plans for our executive officers.

•  No payment of dividend equivalents on unvested long-term incentives – Holders of performance shares do not receive dividends, if any, until the underlying shares are earned and delivered to them.

•  No perquisites – We do not provide perquisites to our executive officers that are not available to all employees.

•  No pledging or hedging of stock – We have a policy that prohibits our executive officers from pledging or hedging shares of our stock.

Changes to Our Executive Compensation Program for 2017

In light of the continuing moderation in oil prices and current industry conditions and the impact they had on our performance during 2016 and the expected ongoing impact on the price of our common stock during 2017, we made the following executive compensation changes for 2017:

•	Maintained our chief executive officer’s base salary at his previously frozen 2015 and 2016 levels.

•	Increased the other named executive officer base salaries for 2017 at an average of 2.8% of 2016 levels (which were previously frozen at 2015 levels).

•

Maintained the value of targeted long-term equity incentive awards at the same level as granted in 2016, which were previously reduced by 52% for our chief executive officer and 35% for all other executive officers compared to 2015 levels. With regard to these awards, 50% are in the form of restricted stock awards and vest in equal annual increments over three years and 50% are in the form of performance share awards and cliff vest in three years provided that the performance criteria are realized as described below.

2017 Say on Pay Vote

In May 2017 we held our annual advisory vote on the compensation of our named executive officers (our “say on pay vote”) at our annual meeting of stockholders. In alignment with the recommendation of our Board, our stockholders approved the compensation of our named executive officers with more than 83.5% of votes cast in favor. As a result of this vote of stockholder approval, we did not make any material changes to our executive compensation programs in response to the outcome of the vote.

2017 Business Highlights

During 2017, we had the following results:

•	Our production in 2017 totaled 43.1 million barrels of oil equivalent (MMBOE) or 118,123 barrels of oil equivalent per day (BOE/d).

•	Our proved reserves were 617.6 MMBOE as of December 31, 2017.

•	During 2017, we divested exploration and production assets in Dunn County, North Dakota for sales proceeds of $500 million.

•	Also during 2017, we closed on the sale of our interests in two North Dakota gas processing plants together with associated infrastructure assets for sales proceeds of $375 million.

•	We sold $1.0 billion in notes due 2026 for the purpose of redeeming all other notes due 2019.

•	We reduced total debt by $736 million during 2017.

•	We reduced LOE from $395 million in 2016 to $367 million in 2017, a 7% reduction.

•	We reduced G&A from $147 million in 2016 to $134 million in 2017, a 9% reduction.

Objectives of Executive Compensation Program

The overall objective of our executive compensation program is to maintain a strong pay-for-performance culture in order to attract, retain and motivate the key leaders who serve our company and our stockholders. We have designed our executive compensation program to provide rewards for individual performance and corporate results and to encourage an ownership mentality among our executives and other key employees.

We recognize the importance of maintaining sound principles for the development and administration of our executive compensation program. Our compensation program is designed to advance the following core principles:

•	support our business strategy of achieving meaningful growth in free cash flow, production of oil and natural gas and proved reserves of oil and natural gas; and

•	increase long-term value appreciation in our common stock.

Elements of Compensation/Why We Chose Each/How Each Relates to Objectives

The Compensation Committee focuses on the total direct compensation of the named executive officers, but also approves the amounts of all individual components of total direct compensation, including short-term incentive and long-term incentive equity awards for all named executive officers consistent with its responsibility for oversight of the Equity Incentive Plan. The principal elements of compensation for our named executive officers are:

•	base salaries;

•	short-term performance-based incentives;

•	long-term performance-based and time-based incentives under our Equity Incentive Plan; and

•	401(k) retirement savings plan and other benefits.

In assessing total direct compensation, our objective is to be competitive with industry compensation while considering individual and company performance. Peer group and industry survey data provided by our compensation consultant is considered in setting and evaluating compensation, but since the data is usually not current, it is not the only consideration. The Compensation Committee’s objective is that total executive compensation be competitive with peer group compensation for like positions if company and individual performance meet predetermined standards.

The companies comprising our peer group are identified below under “Peer Group for 2017 Compensation.” All references to “peer groups” in this “Compensation Discussion and Analysis” are to these companies.

Base Salaries

We maintain base salaries for our executive officers to recognize their qualifications, experience and responsibilities as well as their unique value and historical contributions. The Compensation Committee reviews, evaluates and sets the base salaries for the named executive officers. Base salaries continue to be important in attracting and retaining executive officers and other employees and in motivating them to aspire to and accept enlarged responsibilities and opportunities for advancement. We do not consider base salaries part of executives’ performance-based compensation because the amounts of the salaries are fixed. In setting the amount of individual executive officers’ base salaries, other than the chief executive officer, the Compensation Committee considers the individuals’ performance as measured by the chief executive officer. In setting the chief executive officer’s base salary, the Compensation Committee assesses the chief executive officer’s performance.

Short-Term Incentives

Our short-term incentive plan provides the opportunity for annual cash bonus payments to our named executive officers and other key employees. The short-term incentive plan is generally structured to deliver cash payouts in line with market competitive multiples of base salary when performance targets are achieved or exceeded. The Compensation Committee will annually establish the terms of any awards under our short-term incentive plan including the financial performance metrics and goals for each award.

Long-Term Incentives – Equity Incentive Plan

Our Equity Incentive Plan provides long-term equity-based incentive compensation to our directors, named executive officers and other key employees. Although the Equity Incentive Plan provides for the grant of several forms of equity-based awards, including restricted stock, performance share awards, stock options, and stock appreciation rights, since 2013 we have limited our awards to restricted stock with time-based vesting and performance share awards with vesting based on the achievement of specified stock performance metrics. Our Compensation Committee formulates our restricted stock and performance share awards on an annual basis in conjunction with other compensation decisions at its January meeting.

The Compensation Committee intends to provide long-term incentive awards to our executive officers with a benefit that increases only when the value of our shares of common stock increases, thereby aligning the executive officers’ interests with increasing stockholder value. Beginning with awards for 2015, the Compensation Committee determined to make grants consisting 50% of performance shares vesting based on a relative three-year total shareholder return compared to our peer group and 50% of time vesting restricted stock. The Compensation Committee believes this balance will provide competitive awards that will aid us in attracting, motivating and retaining key talent.

401(k) Plan

We maintain a 401(k) retirement savings plan for all salaried employees including our executive officers. The company provides a matching contribution to the 401(k) plan in the amount of 100% of the first 7.5% of compensation contributed by our participating employees including our executive officers up to the maximum pre-tax contributions allowed by the Internal Revenue Service. These matching contributions vest to participants in equal increments over the first five years of employment.

Other Benefits

We provide all employees on an equal basis with medical, dental, vision, life and disability insurance coverage. We also provide customary vacation and paid holidays to all employees, including the named executive officers. We do not provide perquisites to our named executive officers that are not available to all our employees.

How We Chose Amounts for Each Element

Our Compensation Committee monitors our executive compensation elements, both individually and collectively, based primarily on judgments as to what is appropriate under our circumstances as well as individual circumstances. We believe that awards to our executive officers under our Equity Incentive Plan should be aligned with the interests of our stockholders and we therefore have sought to structure the awards to reward performance. Compensation of executives in similar positions to our executive officers in our peer group of companies is reviewed and considered by the Compensation Committee. We allocate a significant percentage of total direct compensation to incentives in support of the core principles mentioned above. There is no pre-established policy or target for allocation between cash and non-cash or between short-term and long-term incentive compensation.

During the process of establishing compensation for 2017, Longnecker provided the Compensation Committee an analysis of each named executive officer’s total compensation and individual compensation components compared to the 25th, 50th and 75th percentile of peer group compensation with the goal to target our named executive officers’ total compensation around the 50th percentile with short term and long term incentive programs that provide the opportunity to be paid above that level based on performance.

2017 Base Salaries

Our Compensation Committee considers executive officer base salary levels annually as part of our performance appraisal process and establishes new salary levels effective as of the first of each year for Mr. Volker, our chief executive officer, and the other named executive officers. Based on market analysis and recommendations from Longnecker, the Committee believes that base salaries for executive officers should be targeted at the market 50th percentile of our peer group, with consideration being given to job responsibilities, the officer’s experience and performance. In establishing executive officer base salaries, the Compensation Committee considers, in addition to the performance and other factors discussed previously, the following:

•	The Company’s history of growth.

•	Individual responsibilities and performance compared to individual goals included in the annual performance appraisals of each named executive officer which were prepared by the chief executive officer and reviewed by the Compensation Committee for named executive officers other than the chief executive officer and performance evaluations conducted by the Compensation Committee in the case of the chief executive officer.

•	Successful implementation of budgeted programs and policies.

•	Competition for executive talent among oil and gas companies.

•	Base salaries provided to executives in similar positions in our peer group.

The Compensation Committee determined to freeze the base salary for 2017 for our chief executive officer, James J. Volker, and increase the base salaries of the other named executive officers at an average of 2.8% above the 2016 levels in light of industry conditions.

2017 Short-Term Incentive Awards

For 2017, the Compensation Committee established the following performance metrics weighted as noted to measure the corporate and executive officer performance for purposes of the short-term incentive plan:

Weighting
• Production Growth	20%
• Reserve Growth	20%
• Cost Control (total cash G&A, LOE and exploration)	20%
• Strategic Goals	30%
• Safety	10%

For each performance metric under the short-term incentive plan that is formulaic in nature, the Compensation Committee establishes goals at three levels: threshold, target and maximum. Target represents a challenging but achievable level of performance. Maximum represents an extraordinary level of performance that will substantially increase shareholder value. Threshold is the minimum level of performance under the short-term incentive plan, established so that smaller awards will be earned for satisfactory performance short of target.

For 2017, the Compensation Committee, after reviewing our 2017 capital budget, determined the following attainment goals for each performance metric:

	Threshold 0.5x	Target 1.0x	Maximum 2.0x
Production (MBOEs) (1)	42,200	44,600	48,500
Reserves (MMBOEs) (2)	585	605	635
G&A, LOE and Exploration (million $) (3)	550	530	500

(1)	Production may be adjusted for voluntary and regulatory curtailments, acquisitions, divestitures and capital activity higher or lower than forecast.
(2)	Reserves to be adjusted for price changes between year ends, acquisition and divestment activity and capital activity higher or lower than forecast.
(3)	LOE and G&A to be adjusted for acquisitions and divestitures.

The Compensation Committee determined that the foregoing ranges were appropriate in the current environment in which oil prices and our capital budget were expected to be significantly lower in 2017 compared to 2016.

The Compensation Committee also determined that for there to be any payment with respect to the performance metrics of Strategic Goals and Safety, we would need to produce net cash provided by operating activities of at least $500 million during 2017. If the net cash threshold is not met, then there would not be any payment with respect to the metrics of Strategic Goals and Safety. The Compensation Committee would review the following Strategic Goals when determining payout levels: strategic acquisitions and divestitures, capital expenditures within discretionary cash flow, improvement in balance sheet strength and debt metrics and actions to improve long term shareholder value. In analyzing the Safety metric, the Compensation Committee will include a comparison of our Total Recordable Incident Rate (“TRIR”) and Days Away, Restricted and/or Transfer Rate (“DART”) results to the Independent Producers EHS Managers Forum.

The Compensation Committee established target awards as a percentage of the executive officer’s annual base salary in effect at the end of the plan year. In doing so, the Compensation Committee reviewed peer group information to determine that the bonus opportunity was set at levels comparable to peer group companies. Potential payouts of the awards range from 0.5x – 2.0x the annual incentive target percentage of base salary. If the metric results fall between the threshold and target goal levels or between the target and maximum goal levels, the award payment will be determined by linear interpolation to derive the percentage of salary. The chart below displays the short-term incentive plan threshold, target and maximum of base salary for each of the named executive officers that the Compensation Committee established for 2017 based on a market analysis conducted by Longnecker.

Name	Threshold % of Base Salary	Target % of Base Salary	Maximum % of Base Salary
James J. Volker	63%	125%	250%
Bradley J. Holly	55%	110%	220%
Michael J. Stevens	50%	100%	200%
Rick A. Ross	45%	90%	180%
Mark R. Williams	45%	90%	180%
Peter W. Hagist	45%	90%	180%

The Compensation Committee determined that short-term incentive metrics were achieved and/or exceeded as follows:

•

Our Production for 2017 adjusted for curtailments, acquisitions, divestitures and capital activity was 44,720 MBOE, which exceeded the target of 44,600 MBOE and resulted in a 21.26% payout relative to the overall target.

•

Our Reserves for 2017 adjusted for price changes, acquisitions, divestitures and capital activity were 614.5 MMBOE, which exceeded the target of 605 MMBOE, and resulted in a 26.36% payout relative to the overall target.

•	Our Cost Control for 2017, adjusted for divestitures, was $521.5 million, which was better than the target goal level of $530 million and resulted in a 25.63% payout relative to the overall target.

•

Our net cash provided by operating activities of $743 million during 2017 exceeded the $500 million required for there to be a payment with respect to the performance metrics of Strategic Goals and Safety.

•

With respect to performance on Strategic Goals, the Compensation Committee considered that we divested non-core oil and gas producing assets and gas processing assets for sales proceeds of $875 million during 2017, experienced capital expenditures of $912 million with discretionary cash flow of $743 million, which was better than the budgeted outspend, improved balance sheet strength by reducing bank and bond debt by $736 million, improved debt metrics across five different covenant measures and otherwise improved shareholder value by hedging over 50% of anticipated 2018 oil production, and determined that the Strategic Goals metric was performed at the target level resulting in a 30.0% payout.

•

With respect to Safety, the Compensation Committee compared our TRIR and DART results to the peer group average based on information from the Independent Producers EHS Managers Forum and determined that Safety metric was performed at the target level resulting in a 10.0% payout.

The Compensation Committee determined that the achievements of short-term incentive metrics warranted an award of 113.25% of target. However, in light of current industry conditions, the Compensation Committee exercised negative discretion to reduce the cash bonus for 2017 and approved an award of 110% of the target for Mr. Holly, chief executive officer, Mr. Volker, retired chief executive officer, and each of the other named executive officers.

2017 Long-Term Incentive – Restricted Stock Awards and Performance Share Awards

The Compensation Committee believes that equity ownership is an important element of compensation to the named executive officers and other members of our management team, and believes that over time more of executive compensation should be equity-based rather than cash-based so as to better align executive compensation with stockholder return. Consistent with this belief, we have systematically increased the named executive officers’ stock awards and ownership in our common stock.

In January 2017, the Compensation Committee made long-term incentive grants comprised 50% of performance share awards and the remaining 50% in the form of time-based vesting shares of restricted stock. In doing so, the Compensation Committee reviewed market data provided by Longnecker at the 25th, 50th and 75th percentile of peer group long-term incentive grants. The aggregate grants to the named executive officers were targeted at around the 50th percentile. Actual company performance over the next three years would dictate the ultimate value of these grants, particularly with respect to the performance share awards.

Performance Share Awards – The number of performance shares to be awarded to each named executive officer was determined by dividing 50% of the target long-term incentive award amount by the grant-date closing share price (with no Monte Carlo probability adjustments). The performance shares have a three-year performance period with cliff vesting. To the extent all or a portion of the awards are not earned at the end of the three years, the portion of the awards not earned will be forfeited. Holders of performance shares do not receive dividends, if any, until the underlying shares are earned and delivered to them. The award payout level is determined based on our three-year total shareholder return (“TSR”) relative to our compensation peer group. The schedule below displays the performance ranking and corresponding earned percentage of the executive officer’s performance target. Potential payouts of the awards are designed to range from 0% to 200% of the performance share target based on the three-year TSR performance ranking, as displayed by the following.

	TSR Performance Rank	Earned Percentage of Target
Maximum	1	200%
	2	175%
	3	150%
	4	130%
	5	115%
Target	6	100%
	7	90%
	8	75%
	9	65%
Threshold	10	50%
	11	0%
	12	0%

In January 2017, the Compensation Committee made grants of performance share awards with target levels of shares of common stock to Messrs. Volker, Stevens, Ross, Williams and Hagist of 37,942, 17,126, 15,598, 15,243 and 10,276 shares, respectively.

Time-Based Vesting Restricted Stock Awards – The other 50% of the target long-term incentive award was granted in the form of shares of time-based vesting restricted stock will vest in equal annual installments over a period of three years. In January 2017, the Compensation Committee made grants of time-based shares of restricted stock to Messrs. Volker, Stevens, Ross, Williams and Hagist of 37,942, 17,127, 15,598, 15,243 and 10,276 shares, respectively.

New Chief Executive Officer Compensation

On November 1, 2017, Mr. Holly was elected president and chief executive officer of our company. In connection with Mr. Holly becoming president and chief executive officer our company, on October 24, 2017, the Compensation Committee approved:

•	a base salary for Mr. Holly of $765,000;

•

an annual bonus target for Mr. Holly of 110% of his base salary based on the 2017 performance goals established by the Compensation Committee under our short-term incentive plan, provided that such annual bonus will be pro-rated for 2017 based on time of service;

•	a pro-rated long-term equity incentive grant for 2017 to Mr. Holly of restricted stock of $255,000, of which one-third will vest on each of the first three anniversaries of the grant date; and

•

a pro-rated long-term equity incentive grant for 2017 to Mr. Holly of performance shares of $255,000, which performance shares will have a performance period beginning January 1, 2017 and ending December 31, 2019 with cliff vesting at an award payout level determined by our three-year total shareholder return relative to our compensation peer group.

In addition, in recognition of Mr. Holly forfeiting unvested equity awards and retirement compensation with his former employer, the Compensation Committee approved:

•	payment to Mr. Holly of a cash signing bonus of $500,000;

•	a grant to Mr. Holly of cash-settled restricted stock units of $1,000,000, of which one-third will vest on each of the first three anniversaries of the grant date; and

•	a grant to Mr. Holly of restricted stock of $3,000,000, of which one-third will vest on each of the first three anniversaries of the grant date.

Chief Executive Officer Compensation Factors

Additional factors considered in establishing the base salary for, and restricted stock awards granted to, our chief executive officer in amounts greater than the other named executive officers included:

•	The magnitude of his responsibilities and the dedication and effectiveness with which he discharges them.

•	His skill in guiding our acquisition, exploration, development and production efforts.

•	His effectiveness in managing relationships with our executives, employees and directors and external relationships with bankers, investment bankers, analysts and others.

•	His strategic vision for our future, and his ability to plan and direct the implementation of that vision.

•	His effective leadership of the Company.

Mr. Volker was, and Mr. Holly is, paid at a level of approximately two times the level of each of our other named executive officers. These higher levels of compensation in each of our elements of executive compensation reflect higher levels of overall responsibility for the combined activities of our company compared to the other members of the executive team.

During the process of establishing compensation for 2017, Longnecker provided data to the Compensation Committee reflecting Mr. Volker’s and Mr. Holly’s total compensation and individual compensation components compared to the 25th, 50th and 75th percentile of peer group compensation with the goal to target Mr. Volker’s and Mr. Holly’s total annualized compensation between the 50th and 75th percentile.

CEO Realized Pay

Consistent with our pay for performance philosophy, a significant percentage of our chief executive officer’s total compensation is at risk and based upon our stock price performance, including absolute and relative to our peer group. The value actually received by the chief executive officer can differ substantially from the grant date values required to be reported in the Summary Compensation Table and related proxy tables. The table below illustrates the actual differences between the total compensation reported in the Summary Compensation Table for the past three years and the actual pay realized by Mr. Volker, our chief executive officer, during each of those years. The chart compares each direct compensation element comprised of Salary, Non-Equity Incentive Plan Compensation and Stock Awards (performance shares and restricted stock). The reported pay row in the table depicts the data reported in the Summary Compensation Table and related proxy tables, while the realized pay column depicts the actual value received (or vested) by Mr. Volker in each year. The calculation for realized pay for purposes of this table is more fully described and calculated below.

The following table illustrates the calculations used to determine the differences between the amount reported in the Summary Compensation Table for 2017 and the amount actually realized, or received, by Mr. Volker in 2017 for each of the following direct compensation elements: Salary, Non-Equity Incentive Plan Compensation and Stock Awards (performance shares and restricted stock):

	CEO Reported Pay (1)	CEO Realized Pay*
	2017 Summary Compensation Table ($)	2017 Actual Compensation Paid ($)
Salary	800,000	800,000
Non-Equity Incentive Plan Compensation (2)	1,100,000	1,200,000
Stock Awards – Performance Shares (3)	2,484,000	—
Stock Awards – Restricted Stock (4)	1,800,000	1,599,717

Total 2017 Compensation	6,184,000	3,599,717

*	Includes actual performance-based compensation paid to Mr. Volker in 2017 as determined in footnotes 2 – 4 below.
(1)	The amounts indicated as reported pay in the table reflect the total direct compensation (calculated as Salary, Non-Equity Incentive Plan Compensation, and the grant value of Stock Awards) for 2017 as reported in the in the Summary Compensation Table. The grant date fair values for shares of restricted stock and performance share awards are described in footnote (1) to the Summary Compensation Table.
(2)	The realized pay column reflects the annual cash bonus Mr. Volker earned for the 2016 performance year, which was paid in February 2017.
(3)	The realized pay column reflects the value at vesting of performance shares. None of Mr. Volker’s 30,291 performance share awards granted in 2014 with three-year cliff vesting were determined during 2017 to have vested and thus all of such performance shares were forfeited.
(4)	The realized pay column reflects the value at vesting of shares of restricted stock that vested during 2017 (32,319 shares valued at vesting in the amount of $1,599,717). See the Options Exercises and Stock Vested Table for more details.

Role of Our Compensation Committee, Named Executive Officers and Compensation Consultant

Compensation Committee

Our Compensation Committee, which has overall responsibility for executive compensation, monitors our director and executive officer compensation and benefit plans, policies and programs to insure that they are consistent with our compensation philosophy and corporate governance guidelines. The Compensation Committee determines annual short-term incentive cash awards and long-term incentive equity awards to our named executive officers. Our Compensation Committee also considers a risk analysis in respect of our compensation programs each year and believes that the overall compensation program is designed in such a way as to deter excessive risk taking, to encourage our executives to focus on the long-term success of the company and to align the interests of our executives with those of our stockholders.

To help ensure that our executive compensation program is competitive and is consistent with our compensation philosophy and corporate governance guidelines and that our plan awards provide rewards for accomplishment, not for expectation, our Compensation Committee does the following:

•

Maintains a Compensation Committee comprised of independent directors who are seasoned executives having experience in the oil and gas industry and in establishing and monitoring executive compensation programs, plans and awards.

•	Independently performs analytical reviews of our annual performance using the performance and modifying factors described above.

•	Annually participates in, subscribes to and reviews industry-wide compensation and benefits surveys to gauge the adequacy of our programs.

•

From time to time but not necessarily annually, directly engages an independent executive compensation and benefits consultant to assess the competitiveness of our overall executive compensation program, and provide specific research in areas being reviewed by our Compensation Committee. This consultant reports directly to the Compensation Committee when engaged and does not determine, but may, when asked, make recommendations as to the amount or form of director or officer compensation.

•	Subscribes to and reviews various published resources with respect to executive compensation practices and issues.

•	Annually reviews the performance of our chief executive officer, and determines his plan awards and base salary.

•	Annually reviews the performance of our other named executive officers with assistance from our chief executive officer and approves their plan awards and base salaries.

•	Holds executive sessions (without management present) at every Compensation Committee meeting.

The members of the Compensation Committee also communicate frequently with each other informally between meetings.

Chief Executive Officer

Typically, our chief executive officer makes compensation recommendations to the Compensation Committee with respect to the named executive officers that report to him. Such officers are not present at the time of these deliberations. The Compensation Committee determines the compensation of our chief executive officer with limited input from him and he is not present at the time of that deliberation. The Compensation Committee, in its discretion, may accept, modify or reject any such recommendations.

Compensation Consultant

During 2017, the Compensation Committee directly engaged Longnecker to advise it with respect to executive officer compensation. Specifically, Longnecker provided the Compensation Committee with an executive compensation review including information comparing its benchmarking of compensation for our named executive officers to that of our peer companies and other compensation surveys. Prior to Longnecker’s engagement for 2017, the Committee reviewed the independence of Longnecker and the individual representatives of Longnecker who served as the Compensation Committee’s consultant, considering the following specific factors: (i) other services provided to us by Longnecker; (ii) fees paid by us to Longnecker as a percentage of Longnecker’s total revenue; (iii) policies and procedures maintained by Longnecker that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual representatives of Longnecker who advised the Compensation Committee and any member of the Compensation Committee; (v) any shares of company common stock owned by the individual representatives; and (vi) any business or personal relationships between our executive officers and Longnecker or the individual representatives. For the year ended December 31, 2017, we paid Longnecker $94,500 for executive compensation consulting for the Compensation Committee. Longnecker provided no other services to our company. The Compensation Committee concluded, based on the evaluation described above, that the services performed by Longnecker did not raise a conflict of interest or impair Longnecker’s ability to provide independent advice to the Compensation Committee regarding executive compensation matters. The Compensation Committee’s conclusion was based on the fact that Longnecker provided no other services to us, the small percentage of Longnecker’s revenues represented by the fees paid by us and the absence of any conflicting relationships between the individual representatives of Longnecker who provided advice to the Compensation Committee or Longnecker, on the one hand, and members of the Compensation Committee or our executive officers, on the other.

Peer Group for 2017 Compensation

Although the Compensation Committee uses survey and peer group compensation information in monitoring compensation, the Compensation Committee recognizes that available data is not current at the time it makes compensation decisions. For example, restricted stock awards for 2017 were granted in January 2017. At that time, survey and peer company information was available only for 2015.

In October 2016, the Compensation Committee requested Longnecker to review and provide recommendations for the compensation peer group to be used for compensation decisions for 2017. Based upon such recommendations, the Compensation Committee approved the following companies for our compensation peer group in 2017:

• Cimarex Energy Co. • Concho Resources, Inc. • Continental Resources, Inc. • Denbury Resources, Inc. • Newfield Exploration Co. • Oasis Petroleum, Inc.	• QEP Resources, Inc. • Range Resources Corporation • SM Energy Company • Southwestern Energy Company • WPX Energy, Inc.

The Compensation Committee selected this group of companies due to the similarity of their operations to ours and their size. Specifically, the peer companies are all independent (meaning in general that they do no refining or retail marketing of crude oil and natural gas) oil and gas exploration and development companies operating (with limited exceptions) only in the United States and primarily in onshore areas. The Compensation Committee reviews the peer group annually to assure that the companies in the group are appropriately comparable to our company. The Compensation Committee has concluded such comparisons are challenging in certain respects, principally because the compensation data from the peer companies is generally out of date. However, where possible we have attempted to get more updated data from our compensation consultant, and in general, our Compensation Committee believes that our executive compensation is competitive with our peers.

The Compensation Committee also requested Longnecker to review and provide recommendations for compensation decisions with respect to hiring Mr. Holly as our president and chief executive officer. Such review and recommendations utilized the 2017 peer group.

Changes to Peer Group for 2018 Compensation

In December 2017, the Compensation Committee reviewed the peer group of companies and, upon consultation with Longnecker and management, reconfigured the peer group for purposes of 2018 compensation comparisons as follows:

• Cimarex Energy Co. • Denbury Resources Inc. • Energen Corporation • EP Energy Corporation • Newfield Exploration Company • Oasis Petroleum Inc.	• PDC Energy, Inc. • QEP Resources, Inc. • Range Resources Corporation • SM Energy Company • Southwestern Energy Company • WPX Energy, Inc.

Termination and Change in Control Arrangements

Other than as described below, we do not have any employment contracts, severance agreements or severance plans in effect with respect to any of our named executive officers. We also do not provide pension arrangements, post-termination health coverage or deferred compensation plans for them.

Effective January 1, 2015, each of our executive officers (other than Mr. Holly who did not become president and chief executive officer until November 1, 2017) voluntarily agreed to terminate their excise tax gross-up agreement, which provided that if a change in control of our company occurred, then we would be obligated under certain circumstances to make a “gross-up” payment to the executive officer for excise and related taxes on certain payments to the executive officer. As a result of the termination of these agreements, we do not have any agreements with our officers or employees that provide for a gross-up of taxes.

The Compensation Committee approved the terms of employment and severance agreements with each of our executive officers effective January 1, 2015 and, in the case of Mr. Holly, November 1, 2017 based on Longnecker’s analysis of the market. The Compensation Committee believes that offering severance benefits that are payable in the event of a qualifying termination of employment prior to or following a change of control of our company is beneficial in the attraction of key talent at the executive level and also encourages the retention of our officers during the pendency of a potential change of control transaction. The Committee believes that these benefits will serve to enhance stockholder value and align our executive officers’ interests with those of our stockholders. The following summarizes the key terms of the severance and change of control (which are “double trigger” for cash severance payments) provisions of the employment and severance agreements. See “Executive Compensation – Potential Payments upon Termination or Change in Control” for more information regarding, and a quantification of, these benefits.

Severance without Cause or for Good Reason

Position	Years of Covered Term	Severance Multiple of Base Salary	Severance Multiple of Target Bonus	Years of Insurance Benefit Continuation	Accelerated Vesting of Equity
Chief Executive Officer	1.0	2.0	1.0	1.5	No
Other Named Executive Officers	1.0	1.0	1.0	1.5	No

Severance without Cause or for Good Reason after Change of Control

Position	Years of Covered Term	Severance Multiple of Base Salary	Severance Multiple of Target Bonus	Years of Insurance Benefit Continuation	Accelerated Vesting of Equity
Chief Executive Officer	2.0	3.0	1.0	2.0	Yes
Other Named Executive Officers	2.0	2.0	1.0	2.0	Yes

Furthermore, in the event of a change in control of our company unvested shares of restricted stock and unvested company matching contributions to the 401(k) Plan automatically vest. These change in control benefits are included in the underlying plan and grant documents as to vesting. We believe that they are essential elements of our executive compensation package and assist us in recruiting and retaining talented individuals. These change in control provisions are also intended to help ensure that our executives remain with us in the event of a potential change in control of our company and that our executives are not disadvantaged by a change in control of our company. See “Executive Compensation – Potential Payments upon Termination or Change in Control” for a quantification of these benefits.

Policy on Recoupment of Incentive-Based Compensation

To mitigate risks related to our compensation programs, our Compensation Committee has adopted the Whiting Petroleum Corporation Executive Policy on Recoupment of Incentive-Based Compensation, which is also known as a “clawback policy.” The policy applies to all non-equity incentive compensation and equity awards granted on or after February 2014, and has been communicated to “covered executives,” including our named executive officers. Under the policy, if we are required to prepare an accounting restatement relating to our publicly-reported consolidated financial statements due to our material noncompliance with financial reporting requirements under U.S. federal securities laws, then we will have the right, to the extent permitted by governing law, to take appropriate action to recoup all or part of any incentive award that we actually paid to a covered executive if the amount of money or number of shares paid to the executive was expressly based on the achievement of financial results that were subject to the restatement and the executive would have been paid a lower amount or number under the express terms of the incentive award based on the financial results after the restatement. The amount of non-equity incentive compensation to be recovered will be the excess of the amount actually paid to the covered executive, calculated on the basis of the financial results before the restatement, over the amount that would have been paid had the amount been calculated on the basis of the financial results giving effect to the restatement. The amount of any equity award to be recovered will be the excess of the number of shares of our common stock (or equivalent value) actually paid to the covered executive, calculated on the basis of the financial results before the restatement, over the number of shares (or equivalent value) that would have been paid had the number been calculated on the basis of the financial results giving effect to the restatement.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines to further align the interests of our named executive officers with the interests of our stockholders and to promote our commitment to sound corporate governance. The stock ownership guidelines for our named executive officers are determined as a multiple of the officer’s base salary. Our chief executive officer is required to hold shares of our common stock with a value equal to at least six times his annual base salary. Each of the other named executive officers are required to hold shares of our common stock with a value equal to two times his annual base salary. Named executive officers are required to achieve the applicable level of ownership within five years of the date the person was initially designated a named executive officer. Shares that count towards satisfaction of the guidelines include: (i) shares owned outright by the officer, (ii) shares held in trust for the benefit of the officer and (iii) unvested (time-based vesting) shares of restricted stock. Unexercised stock options and/or unvested equity awards (performance-based vesting) do not count towards satisfaction of the guidelines. The value of a share will be measured on January 1 of each year as the average month end closing price for the 12 months preceding the date of calculation. Executive officers who are subject to our stock ownership guidelines are required to hold 100% of the shares vested or acquired under equity awards granted by us until the ownership guidelines are satisfied. As of December 31, 2017, all of the named executive officers owned a sufficient number of shares of our common stock to satisfy the guidelines, except for Mr. Holly who is in the first year of his five year attainment period.

Policy Prohibiting Pledging and Hedging Shares of Stock

Our Board has adopted a policy prohibiting our executive officers and directors from pledging or hedging shares of our stock.

Accounting and Tax Treatment of Compensation

We account for our restricted stock and stock options grants in accordance with the requirements of FASB ASC Topic 718, which requires us to estimate and record an expense over the service or vesting period of the award. The Compensation Committee considers these requirements when determining annual grants of equity awards.

The Tax Cuts and Jobs Act made significant changes to Section 162(m) of the Internal Revenue Code that will impact public companies, including our company, beginning in 2018. Starting with the 2018 fiscal year, only performance-based compensation that is paid pursuant to a binding contract in effect on November 2, 2017 will be exempt from the $1,000,000 deduction limit. Accordingly, any compensation that we pay in the future pursuant to new compensation arrangements entered into after November 2, 2017, even if performance-based, will count towards the $1,000,000 deduction limit. In addition, the $1,000,000 deduction limit will apply to a broader group of executives, including any individual who serves as our chief executive officer or chief financial officer at any time after January 1, 2018, plus any executive who is among our three most highly compensation executive officers for any fiscal year beginning with 2018. As a result of these changes made to Section 162(m) and to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, we anticipate that some of the compensation that we provide to our executive officers may not be deductible in the future.

Section 409A of the Internal Revenue Code provides, among other things, rules for when compensation may be deferred and when, if deferred, it may be paid. We have reviewed and amended our compensation plans and agreements with the intention that they be compliant with Section 409A.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above “Compensation Discussion and Analysis” with management and, based on such review and discussion, has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into the company’s Annual Report on Form 10-K.

Thomas L. Aller, Chairperson

Carin S. Knickel

Michael B. Walen

Compensation Committee Interlocks and Insider Participation

During 2017, Messrs. Aller and Walen and Ms. Knickel served on the Compensation Committee of our Board. None of such persons has served as an employee or officer of ours. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

Executive Compensation Tables

Summary Compensation Information

The following table sets forth information concerning the compensation earned in respect of the 2017, 2016 and 2015 fiscal years by our chief executive officer, our chief financial officer and each of our three other `most highly compensated executive officers. We refer to the persons named in the table in this proxy statement as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
James J. Volker	2017	800,000		4,284,000	1,100,000	1,713	6,185,713
President and Chief Executive Officer (4)	2016	800,000		3,504,000	1,200,000	2,194	5,506,194
	2015	800,000		7,695,000	500,000	2,292	8,997,292
Bradley J. Holly	2017	127,500	500,000	4,510,000		19,221	5,156,721
President and Chief Executive Officer (5)
Michael J. Stevens	2017	470,000		1,934,000	517,000	21,124	2,942,124
Senior Vice President and Chief Financial Officer	2016	460,000		1,582,000	552,000	21,124	2,615,124
	2015	460,000		2,565,000	368,000	21,115	3,414,115
Rick A. Ross	2017	470,000		1,761,000	465,300	21,124	2,717,424
Senior Vice President, Operations	2016	450,000		1,344,000	486,000	21,124	2,301,124
	2015	450,000		2,180,000	324,000	21,115	2,975,115
Mark R. Williams	2017	460,000		1,721,000	455,400	21,124	2,657,524
Senior Vice President, Exploration and Development	2016	450,000		1,408,000	486,000	21,124	2,365,124
	2015	450,000		2,283,000	324,000	21,115	3,078,115
Peter W. Hagist	2017	450,000		1,160,000	445,500	21,124	2,076,624
Senior Vice President, Planning	2016	440,000		949,000	475,200	21,124	1,885,324
	2015	440,000		1,539,000	316,800	21,115	2,316,915

(1)	Reflects the full grant date fair value of restricted stock and performance shares granted in 2017, 2016 and 2015 and, for Mr. Holly, restricted stock units granted in 2017 calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in note 9 to our audited financial statements for the fiscal year ended December 31, 2017 included in our Annual Report on Form 10-K filed with the SEC on February 21, 2018. None of the performance share awards granted in 2015 (which was 50% of the value awarded) vested and thus all of such performance shares were forfeited. See “Grants of Plan-Based Awards” Table for more information regarding awards of restricted stock and performance shares.
(2)	Reflects the cash bonus earned for each such year, subject to the exercise of negative discretion by our Compensation Committee, and paid under our short-term incentive plan.

(3)	These amounts include long term disability, accidental death and dismemberment and life insurance premiums paid by us for Mr. Volker in the amount of $1,713, Mr. Holly in the amount of $521 and each of Messrs. Stevens, Ross, Williams and Hagist in the amount of $3,124, respectively, for 2017. For Mr. Holly, includes a reimbursement in the amount of $18,700 for legal expenses he incurred for review of his employment agreement. These amounts also include matching contributions we made under our 401(k) Employee Savings Plan to each of Messrs. Stevens, Ross, Williams and Hagist in the amount of $18,000 in 2017. We do not provide perquisites to our named executive officers that are not available to all our employees.
(4)	Mr. Volker served as our president and chief executive officer through his retirement on October 31, 2017, then as executive chairman of our Board through December 31, 2017.
(5)	Mr. Holly served as our president and chief executive officer commencing November 1, 2017 at an annualized base salary of $765,000. Mr. Holly received pro-rated 2017 long-term equity incentive grants of restricted stock valued at $255,000 and performance share awards valued at $255,000. In recognition of Mr. Holly’s forfeiture of unvested equity awards and retirement compensation with his former employer, he received restricted stock awards valued at the time of grant at $3,000,000, cash-settled restricted stock units valued at the time of grant at $1,000,000 and a $500,000 cash sign-on bonus.

Grants of Plan-Based Awards

The following table sets forth information concerning awards made during 2017 to our named executive officers under our short-term incentive plan for 2017 and our long-term 2013 Equity Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock (#) (3)	Grant Date Fair Value of Stock Awards($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James J. Volker	1/19/17				18,971	37,942	75,884	37,942	4,284,000
	1/19/17	500,000	1,000,000	2,000,000
Bradley J. Holly	11/1/17				5,051	10,103	20,206	128,961	4,510,000
	11/1/17	70,125	140,250	280,000
Michael J. Stevens	1/19/17				8,563	17,126	34,252	17,127	1,934,000
	1/19/17	235,000	470,000	940,000
Rick A. Ross	1/19/17				7,799	15,598	31,196	15,598	1,761,000
	1/19/17	211,500	423,000	846,000
Mark R. Williams	1/19/17				7,621	15,243	30,486	15,243	1,721,000
	1/19/17	207,000	414,000	828,000
Peter W. Hagist	1/19/17				5,138	10,276	20,552	10,276	1,160,000
	1/19/17	202,500	405,000	810,000

(1)	These amounts represent the threshold, target and maximum awards that each of our named executive officers could have earned under our short-term incentive plan for 2017 as we describe more fully under “Compensation Discussion and Analysis – How We Chose Amounts for Each Element – 2017 Short-Term Incentive Awards.” The amount that each named executive officer earned for 2017 under these awards based on our actual performance for 2017, subject to our Compensation Committee exercising negative discretion, appears in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)

These amounts represent the threshold, target and maximum payouts under the performance share awards granted to each of the named executive officers in 2017 under our 2013 Equity Incentive Plan. The performance shares have a three-year performance period with cliff vesting. To the extent all or a portion of the awards are not earned at the end of the three years, the portion of the awards not earned will be forfeited. The award payout level is determined based on our three-year total shareholder return (“TSR”) relative to our compensation peer group. The schedule below displays the performance ranking and corresponding earned percentage of the executive officer’s performance target. Potential payouts of the awards are designed to range from 0% to 200% of the performance share target based on the three-year TSR performance ranking, as displayed by the following:

	TSR Performance Rank	Earned Percentage of Target
Maximum	1	200%
	2	175%
	3	150%
	4	130%
	5	115%
Target	6	100%
	7	90%
	8	75%
	9	65%
Threshold	10	50%
	11	0%
	12	0%

Holders of performance shares do not receive dividends, if any, until the underlying shares are earned and delivered to them. However, we historically have not paid any cash dividends and do not anticipate paying any cash dividend on our common stock in the foreseeable future. See “Potential Payments Upon Termination or Change in Control – Restricted Stock, Performance Share and Restricted Stock Unit Award Agreements” for a description of the terms of the restricted stock triggered upon a change in control of our company.

(3)	These amounts are the number of time-based vesting shares of restricted stock granted to each of the named executive officers in 2017 under our 2013 Equity Incentive Plan except, in the case of Mr. Holly, the amount also includes 39,619 cash-settled restricted stock units. Shares of time-based vesting restricted stock and cash-settled restricted stock units will vest in equal annual installments over a period of three years. Dividends are payable on shares of unvested restricted stock, but are not payable until vesting on restricted stock units. However, we historically have not paid any cash dividends and do not anticipate paying any cash dividend on our common stock in the foreseeable future. See “Potential Payments Upon Termination or Change in Control – Restricted Stock, Performance Share and Restricted Stock Unit Award Agreements” for a description of the terms of the restricted stock and restricted stock units triggered upon a change in control of our company.
(4)	Reflects the grant date fair value of the performance share awards, shares of restricted stock and restricted stock units that we granted in 2017 calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2017 Year-End

The following table sets forth information concerning unexercised stock options that, as of December 31, 2017, were exercisable and unexercisable (unvested) and unvested restricted stock awards, each as held by our named executive officers on December 31, 2017. Since 2013, we have limited our awards to restricted stock awards with time-based vesting and performance share awards with performance metric achievement vesting.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units That Have Not Vested (#) (1)	Market Value of Shares of Stock or Units That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares of Stock That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market Value of Unearned Shares of Stock That Have Not Vested ($) (4)
James J. Volker	18,680	—	51.02	2/18/2019	49,402	1,308,165	134,899	3,572,125
	4,822	—	137.24	1/26/2020
	6,222	—	241.14	1/18/2021
	4,588	—	204.88	1/18/2022
Bradley J. Holly	0	—	—	—	165,580	4,384,558	10,103	267,527
Michael J. Stevens	12,476	—	51.02	2/18/2019	40,555	1,073,896	57,315	1,517,701
	1,929	—	137.24	1/26/2020
	2,342	—	241.14	1/18/2021
	1,385	—	204.88	1/18/2022
Rick A. Ross	2,079	—	51.02	2/18/2019	35,511	940,331	49,758	1,317,592
	643	—	137.24	1/26/2020
	1,025	—	241.14	1/18/2021
	432	—	204.88	1/18/2022
Mark R. Williams	643	—	137.24	1/26/2020	36,093	955,742	51,011	1,350,771
	1,757	—	241.14	1/18/2021
	1,212	—	204.88	1/18/2022
Peter W. Hagist	643	—	137.24	1/26/2020	24,332	644,311	34,389	910,621
	878	—	241.14	1/18/2021

(1)	Reflects unvested shares of restricted stock (and, additionally in the case of Mr. Holly his cash-settled restricted stock units) held by our named executive officers as of December 31, 2017 that have time-based vesting. These shares will vest on various dates as follows if the named executive officer has remained in continuous employment through each such date (except for Mr. Volker, whose retirement agreement calls for the continued vesting of his shares on each such date):

Name	1/8/18	1/14/18	1/19/18	11/1/18	1/14/19	1/19/19	11/1/19	1/19/20	11/1/20
James J. Volker	5,393	11,891	6,688		11,870	6,799		6,790
Bradley J. Holly				55,193			55,193		55,194
Michael J. Stevens	3,366	10,031	5,709		10,031	5,709		5,709
Rick A. Ross	2,861	8,526	5,199		8,526	5,199		5,200
Mark R. Williams	2,995	8,927	5,081		8,928	5,081		5,081
Peter W. Hagist	2,019	6,018	3,425		6,019	3,425		3,426

(2)	Reflects the value of unvested shares of restricted stock (and, additionally in the case of Mr. Holly his cash-settled restricted stock units) held by our named executive officers as of December 31, 2017 measured by the closing market price of our common stock on December 29, 2017 (the last trading day of 2017), which was $26.48 per share.

(3)	Reflects unvested shares of performance share awards held by our named executive officers as of December 31, 2017 that have performance metric achievement vesting (at target for the performance share awards granted in 2015, 2016 and 2017 that are represented in the table as vesting on December 31, 2017, December 31, 2018 and December 31, 2019, respectively). These shares will vest on various dates as follows if the performance objectives are satisfied and if the named executive officer has remained in continuous employment through each such date:

Name	12/31/17	12/31/18	12/31/19
James J. Volker	30,291	66,666	37,942
Bradley J. Holly	—	—	10,103
Michael J. Stevens	10,097	30,092	17,126
Rick A. Ross	8,582	25,578	15,598
Mark R. Williams	8,986	26,782	15,243
Peter W. Hagist	6,058	18,055	10,276

After the December 31, 2017 reporting date of this table, none of the unvested performance share awards granted in 2015 that are represented in the table as vesting on December 31, 2017 vested due to the fact the performance criteria were not satisfied and all of these shares were forfeited.

(4)	Reflects the value of unvested shares of performance share awards held by our named executive officers as of December 31, 2017 (at target for the performance share awards granted in 2015, 2016 and 2017 that are represented in the table as vesting on December 31, 2017, December 31, 2018 and December 31, 2019, respectively) measured by the closing market price of our common stock on December 29, 2017 (the last trading day of 2017), which was $26.48 per share. This value includes the value of the performance share awards granted in 2015 that did not vest and were forfeited (see footnote (3) above), in the aggregate amount of $1.7 million ($0.8 million of which was forfeited by Mr. Volker).

Option Exercises and Stock Vested

The following table sets forth information concerning option exercises and restricted stock awards vested during 2017 for our named executive officers.

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James J. Volker	—	—	32,319	1,599,717
Bradley J. Holly	—	—	0	0
Michael J. Stevens	—	—	13,396	661,682
Rick A. Ross	—	—	11,387	562,428
Mark R. Williams	—	—	11,923	588,902
Peter W. Hagist	—	—	8,038	397,014

(1)	Reflects the number of shares of restricted common stock held by our named executive officers that vested during 2017 valued at the closing market price of our common stock on the applicable vesting dates.

Potential Payments Upon Termination or Change in Control

The following tables disclose potential payments and benefits under our compensation benefit plans and agreements to which the named executive officers in each situation in the tables below assuming that the termination of employment and/or change in control of our company occurred at December 31, 2017, the last business day of our fiscal year, and that our common stock was valued at the closing market price as of December 29, 2017 (the last trading day of 2017) of $26.48. The actual amount of payments and benefits can only be determined at the time of such a termination or change in control, and therefore the actual amounts would vary from the estimated amounts in the tables below. In addition, the amount of payments and benefits that named executive officers would actually receive may be materially less than the estimated amounts in the tables below because all such amounts in the tables below are on a pre-tax basis.

Descriptions of the circumstances that would trigger payments or benefits to the named executive officers, how such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits and other material factors regarding such plans and agreements, as well as other material assumptions we have made in calculating the estimated compensation, follow these tables.

James J. Volker	Termination of by Death or Disability ($)	Termination by Company for Cause or by Executive without Good Reason ($)	Termination by Company without Cause or by Executive for Good Reason ($)	Change in Control ($)	Change in Control and Termination by Company without Cause or by Executive for Good Reason ($)
Severance	—	—	2,600,000	—	3,400,000
Pro Rata Target Bonus	—	—	1,000,000	—	1,000,000
Vesting of Restricted Stock	—	—	—	1,308,165	1,308,165
Vesting of Performance Shares (1)	—	—	—	3,572,126	3,572,126
Insurance	—	—	49,805	—	66,601

Pre-Tax Total	—	—	3,649,805	4,880,291	9,346,698

(1)	Includes $802,106 attributable to all of the performance share awards granted in 2015 that did not vest and were forfeited subsequent to December 31, 2017 and, as a result, would not vest upon any change in control.

Bradley J. Holly	Termination of by Death or Disability ($)	Termination by Company for Cause or by Executive without Good Reason ($)	Termination by Company without Cause or by Executive for Good Reason ($)	Change in Control ($)	Change in Control and Termination by Company without Cause or by Executive for Good Reason ($)
Severance	—	—	2,371,500	—	3,136,500
Pro Rata Target Bonus	—	—	841,500	—	841,500
Vesting of Restricted Stock	—	—	—	3,414,887	3,414,887
Vesting of Performance Shares (1)	—	—	—	267,527	267,527
Vesting of Restricted Stock Units	—	—	—	969,671	969,671
Insurance	—	—	52,743	—	70,324

Pre-Tax Total	—	—	3,265,743	5,701,196	9,749,520

Michael J. Stevens	Termination of by Death or Disability ($)	Termination by Company for Cause or by Executive without Good Reason ($)	Termination by Company without Cause or by Executive for Good Reason ($)	Change in Control ($)	Change in Control and Termination by Company without Cause or by Executive for Good Reason ($)
Severance	—	—	940,000	—	1,410,000
Pro Rata Target Bonus	—	—	470,000	—	470,000
Vesting of Restricted Stock	—	—	—	1,073,896	1,073,896
Vesting of Performance Shares (1)	—	—	—	1,517,701	1,517,701
Insurance	—	—	51,708	—	68,944

Pre-Tax Total	—	—	1,461,708	2,591,597	4,540,541

(1)	Includes $267,369 attributable to all of the performance share awards granted in 2015 that did not vest and were forfeited subsequent to December 31, 2017 and, as a result, would not vest upon any change in control.

Rick A. Ross	Termination of by Death or Disability ($)	Termination by Company for Cause or by Executive without Good Reason ($)	Termination by Company without Cause or by Executive for Good Reason ($)	Change in Control ($)	Change in Control and Termination by Company without Cause or by Executive for Good Reason ($)
Severance	—	—	893,000	—	1,363,000
Pro Rata Target Bonus	—	—	423,000	—	423,000
Vesting of Restricted Stock	—	—	—	940,321	940,321
Vesting of Performance Shares (1)	—	—	—	1,317,592	1,317,592
Insurance	—	—	56,202	—	74,936

Pre-Tax Total	—	—	1,372,202	2,257,913	4,118,849

(1)	Includes $227,251 attributable to all of the performance share awards granted in 2015 that did not vest and were forfeited subsequent to December 31, 2017 and, as a result, would not vest upon any change in control.

Mark R. Williams	Termination of by Death or Disability ($)	Termination by Company for Cause or by Executive without Good Reason ($)	Termination by Company without Cause or by Executive for Good Reason ($)	Change in Control ($)	Change in Control and Termination by Company without Cause or by Executive for Good Reason ($)
Severance	—	—	874,000	—	1,334,000
Pro Rata Target Bonus	—	—	414,000	—	414,000
Vesting of Restricted Stock	—	—	—	955,743	955,743
Vesting of Performance Shares (1)	—	—	—	1,350,771	1,350,771
Insurance	—	—	47,109	—	62,812

Pre-Tax Total	—	—	1,335,109	2,306,514	4,117,326

(1)	Includes $237,949 attributable to all of the performance share stock awards granted in 2015 that did not vest and were forfeited subsequent to December 31, 2016 and, as a result, would not vest upon any change in control.

Peter W. Hagist	Termination of by Death or Disability ($)	Termination by Company for Cause or by Executive without Good Reason ($)	Termination by Company without Cause or by Executive for Good Reason ($)	Change in Control ($)	Change in Control and Termination by Company without Cause or by Executive for Good Reason ($)
Severance	—	—	855,000	—	1,305,000
Pro Rata Target Bonus	—	—	405,000	—	405,000
Vesting of Restricted Stock	—	—	—	644,311	644,311
Vesting of Performance Shares (1)	—	—	—	910,621	910,621
Insurance	—	—	57,063	—	76,084

Pre-Tax Total	—	—	1,317,063	1,554,932	3,341,016

(1)	Includes $160,416 attributable to all of the performance share awards granted in 2015 that did not vest and were forfeited subsequent to December 31, 2017 and, as a result, would not vest upon any change in control.

Executive Employment and Severance Agreements

We entered into an Executive Employment and Severance Agreement (the “Employment Agreement”) with each of our executive officers effective January 1, 2015 other than Mr. Holly, whose Employment Agreement became effective November 1, 2017. The Compensation Committee approved the terms of the Employment Agreement based on its independent compensation consultant’s analysis of the market.

The Employment Agreement has a term that ends at the end of each calendar year and renews automatically for successive one year terms unless either party provides written notice to the other party at least 180 days prior to the end of a term. The Employment Agreement provides that the executive officer is entitled to a base salary as in effect on the date of the Employment Agreement, subject to increase, but not decrease, as may be determined by the Compensation Committee, and to participate in cash and equity incentive plans and employee benefit plans that we generally provide to our senior executives. The Employment Agreement also provides that the executive officer is entitled to certain severance payments and other benefits upon a qualifying employment termination, including after we experience a Change of Control (as defined below).

If such executive officer’s employment is terminated without Cause (as defined below) or for Good Reason (as defined below) prior to the end of the employment term, the executive officer will be entitled to accrued but unpaid benefits, including a pro rata portion of the current year’s target annual bonus, and a lump sum severance benefit equal to the executive officer’s base salary multiplied by one, or two in the case of the Chief Executive Officer, plus the target bonus for the year in which the termination occurs. If such termination occurs within two years following a Change of Control, the multiplier of base salary described in the previous sentence is increased to two, or three in the case of the Chief Executive Officer. Due to Section 409A of the Internal Revenue Code, the severance payment will not be paid to the executive officer until six months after the executive officer’s termination except in certain circumstances. Additionally, until the earlier of 18 months following a qualified termination (or 24 months if such termination follows a Change of Control) or such time as the executive officer has obtained new employment and is covered by benefits at least equal in value, such executive officer will continue to be covered, at our expense, by the same or equivalent life insurance, hospitalization, medical, dental and vision coverage as such executive officer received prior to termination. To receive the foregoing benefits, the executive officer must execute and deliver to us (and not revoke) a general release of claims.

The Employment Agreement also provides an executive officer with the following after a Change of Control has occurred: (i) the executive officer’s employment term is automatically extended for a two-year period; (ii) accelerated vesting of the executive officer’s restricted stock, stock options and performance shares; (iii) the same base salary and a bonus opportunity at least equal to 100% of the prior year’s target award and with the same general probability of achieving performance goals as was in effect prior to the Change of Control; and (iv) participation in salaried and executive officer benefit plans that provide benefits, in the aggregate, at least as great as the benefits being provided prior to the Change of Control. The Employment Agreement also provides that, upon a termination after a Change of Control, if any portion of the executive officer’s termination payment would constitute an “excess parachute payment,” then the termination payment made to the executive officer will either be made in full or reduced to the greatest amount such that no portion of the termination payment would be subject to excise tax, whichever results in the receipt by the executive officer of the greatest benefit on an after-tax basis. The Employment Agreements do not provide for an excise tax gross-up payment.

The Employment Agreement also provides that the executive officer is subject to a customary confidentiality covenant and, for one year following termination of employment (or two years if the termination is after a Change of Control), customary covenants not to solicit and not to compete with our business in our material plays or fields.

“Change of Control” is defined in the Employment Agreements as the occurrence any of the following:

•	any person, with certain exceptions, is or becomes the beneficial owner of our securities representing at least 20% of the combined voting power of our outstanding voting securities;

•

individuals who were directors as of the date of the Employment Agreement and any new director whose appointment or election was approved or recommended by a vote of at least two-thirds of the directors then in office who were either directors on the date of the Employment Agreement or whose appointment or election was previously so approved or recommended cease to constitute a majority of our directors;

•	we consummate a merger, consolidation or share exchange with any other corporation, except for certain transactions that do not result in another person acquiring control of us; or

•	we are liquidated or dissolved or, with certain exceptions, sell all or substantially all of our assets.

“Cause” is defined in the Employment Agreements as a good faith finding by the board of directors that the executive officer has:

•	failed, neglected, or refused to perform the lawful employment duties related to his position or that we have assigned to him (other than due to disability);

•	committed any willful, intentional, or grossly negligent act having the effect of materially injuring our interest, business, or reputation;

•

violated or failed to comply in any material respect with our published rules, regulations, or policies and such violation or failure has the effect of materially injuring our interest, business, or reputation;

•	committed an act constituting a felony or misdemeanor involving moral turpitude, fraud, theft, or dishonesty;

•	misappropriated or embezzled any of our property (whether or not an act constituting a felony or misdemeanor); or

•	breached any material provision of the Employment Agreement or any other applicable confidentiality, non-compete, non-solicit, general release, covenant not-to-sue, or other agreement with us.

“Good Reason” is defined in the Employment Agreements as the occurrence of any of the following without the executive officer’s consent:

•	a material diminution in the executive officer’s authority, duties or responsibilities;

•	a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive officer is required to report;

•	a material diminution in the budget over which the executive officer retains authority;

•	a material change in the geographic location at which the executive officer must perform services;

•	in the case of Mr. Holly, we reduce his base salary; or

•	we materially breach any provision of the Employment Agreement.

In connection with Mr. Volker retiring as our President and Chief Executive Officer, on October 24, 2017, the Compensation Committee approved and we entered into with Mr. Volker an Amended and Restated Executive Employment and Severance Agreement (the “Amended Agreement”) effective November 1, 2017. The Amended Agreement had a term that ended on December 31, 2017 and has terms substantially similar to the Employment Agreement except that upon Mr. Volker’s retirement as Executive Chairman of the Board on December 31, 2017:

•	Mr. Volker will serve as a non-executive Chairman of the Board until the Annual Meeting, for which he will be paid annual cash compensation equal to $268,000;

•

Mr. Volker’s unvested restricted stock awards granted in 2015, 2016 and 2017 will continue to vest per their original vesting schedules subject to Mr. Volker’s compliance with his non-solicitation and non-competition covenants;

•

Mr. Volker’s unvested performance shares granted in 2015, 2016 and 2017 will continue to vest per their original vesting schedules but only in the event they are earned based on their applicable performance criteria and subject to Mr. Volker’s compliance with his non-solicitation and non-competition covenants; and

•	Mr. Volker’s covenants not to solicit and not to compete with the Company’s business in its material plays or fields will be extended from one year to three years following termination of employment.

Restricted Stock, Performance Share and Restricted Stock Unit Award Agreements

When we make grants of restricted stock, performance share and restricted stock unit awards under our Equity Incentive Plan to our executive officers, including the named executive officers, we enter into restricted stock agreements, performance share award agreements and restricted stock unit agreements with such executive officers that contain provisions that are triggered upon a termination of an executive officer on a change in control of our company. If an executive officer ceases to be employed by us for any reason, including death, then the shares of restricted stock, the performance shares and restricted stock units that have not yet become fully vested will automatically be forfeited. Effective upon a change in control of our company, the shares of restricted stock, the performance shares and restricted stock units will fully vest (at target in the case of performance shares) and the restrictions imposed on the restricted stock and performance shares will immediately lapse. “Change in control” is defined in our Equity Incentive Plan the same as in the Employment Agreements.

The amounts in the tables above include the value attributable to unvested restricted stock held by our named executive officers valued at the closing price of our common stock on December 29, 2017. Subsequent to December 31, 2017, all of the unvested performance share awards granted in 2015 did not vest and were forfeited and, as a result, would not vest upon any change in control (see footnotes (3) and (4) to the table captioned “Outstanding Equity Awards at 2017 Year-End”).

Pay Ratio

As required by Item 402(u) of SEC Regulation S-K, we are providing the following information about the ratio of the median annual total compensation of our employees and the annual total compensation of Mr. Volker, who was our Chief Executive Officer for the majority of 2017. For the year ended December 31, 2017:

•	The median of the annual total compensation of all employees of our company was reasonably estimated to be $117,385.

•	The annual total compensation of Mr. Volker, was $6,185,713.

•	Based on this information, the ratio of the annual total compensation of our chief executive officer to the median of the annual total compensation of all other employees is estimated to be 53 to 1.

We identified our median employee by examining base wages plus cash bonuses of all individuals employed by us on October 31, 2017 (other than Mr. Volker), whether full-time, part-time, or on a seasonable basis. We annualized wages and salaries for all permanent employees who were hired after January 1, 2017, as permitted by SEC rules. Once we identified our median employee, we added together all of the elements of such employee’s compensation for 2017 in the same way that we calculate the annual total compensation of our named executive officers in the Summary Compensation Table. The following benefits were included in our median employee’s annual total compensation for 2017: base salary, annual cash bonus, premiums paid by the Company for long term disability, accidental death and dismemberment and life insurance, and matching contributions we made to the employee’s account under our 401(k) Employee Savings Plan.

Mr. Volker served as our Chief Executive Officer until his retirement as our Chief Executive Officer effective on November 1, 2017, at which time Mr. Holly became our Chief Executive Officer. As permitted under the instructions to Item 402(u) of SEC Regulation S-K, we used Mr. Volker’s compensation for purposes of calculating the ratio because he was our Chief Executive Officer on October 31, 2017, the date disclosed above that we used to identify our median employee. To calculate Mr. Volker’s annual total compensation, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table. Since Mr. Volker was our Chief Executive Officer for only part of the year, SEC rules also requires that we annualize his compensation for purposes of calculating the ratio to show what he would have earned if he had continued to serve as our Chief Executive Officer through December 31, 2017. However, since Mr. Volker continued to receive his base salary and other benefits through the end of 2017 as our Executive Chairman of the Board, we did not need to make any annualization adjustments to any element of his compensation for purposes of the ratio since his total compensation reported in the Summary Compensation Table already reflected the value of such salary and benefits continuation.

Proposal 2 – Advisory Vote on the Compensation of Our Named Executive Officers

The Board proposes that our stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including under “Compensation Discussion and Analysis” and the compensation tables and narrative discussion under “Executive Compensation Tables” contained in this proxy statement.

Executive compensation is an important matter to us, our Board, our Compensation Committee and our stockholders. At the 2017 meeting, we also held a non-binding, advisory stockholder vote on the frequency of future advisory stockholders votes on the compensation of our named executive officers. In keeping with the recommendation of the Board, our stockholders expressed a preference that advisory stockholder votes on the compensation of our named executive officers be held on an annual basis and, as previously disclosed, the Board determined to hold an advisory vote on the compensation of the named executive officers every year until the next required advisory vote on the frequency of future advisory votes. Accordingly, as required by Section 14A of the Securities Exchange Act of 1934, we are asking our stockholders again to vote, on a non-binding, advisory basis, on a resolution approving the compensation of our named executive officers as disclosed under “Compensation Discussion and Analysis” and the compensation tables and narrative discussion under “Executive Compensation Tables” contained in this proxy statement.

As we describe in detail under “Compensation Discussion and Analysis,” we have designed our executive compensation programs to advance the core principles of supporting our business strategy of achieving meaningful growth in free cash flow, production of oil and natural gas and proved reserves of oil and natural gas and increasing long-term value appreciation in our common stock. We utilize our executive compensation program to attract and retain highly qualified and experienced employees, motivate them to achieve and advance and reward them for outstanding performance.

The Compensation Committee has overseen the development and implementation of our executive compensation program in line with these core compensation principles. The Compensation Committee also continuously reviews, evaluates and updates our executive compensation program to seek to provide rewards for individual performance compared to goals established by our chief executive officer in the annual performance appraisal for each named executive officer other than the chief executive officer and performance evaluations conducted by the Compensation Committee in the case of the chief executive officer and corporate results and encourage an ownership mentality among our executives and other key employees.

Our Compensation Committee is committed to align executive compensation with stockholders’ interests while providing competitive compensation to attract, motivate and retain our named executive officers and other key talent. We will continue to review and adjust our executive compensation programs with these goals in mind to seek the long-term success of our company and generate increased long-term value to our stockholders.

The Board and the Compensation Committee request the support of our stockholders for the compensation of our named executive officers as disclosed in this proxy statement. This advisory vote on the compensation of our named executive officers gives our stockholders the opportunity to make their opinions known about our executive compensation programs. As we seek to align our executive compensation program with the interests of our stockholders while continuing to retain key talented executives that drive our company’s success, we ask that our stockholders approve the compensation of our named executive officers as disclosed in this proxy statement.

This vote on the compensation of our named executive officers is advisory and not binding on us, the Board or the Compensation Committee. Although the outcome of this advisory vote on the compensation of our named executive officers is non-binding, the Compensation Committee and the Board will review and consider the outcome of this vote when making future compensation decisions for our named executive officers.

The Board recommends a vote FOR the compensation of our named executive officers as disclosed under “Compensation Discussion and Analysis” and the accompanying compensation tables under “Executive Compensation” contained in this proxy statement.

AUDIT MATTERS

Audit Committee Report

The Audit Committee provides the following report:

•

We discussed with the independent auditors their independence and the matters required to be discussed by Auditing Standard No. 1301 and Rule 2-07 of SEC Regulation S-X. The independent auditors provided us with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee.

•

Prior to their publication, we reviewed and discussed with management and the independent auditors the Company’s audited financial statements for the year ended December 31, 2017, the related audit report, the related certifications of the Company’s chief executive officer and chief financial officer, and the applicable management’s discussion and analysis. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the fairness of the presentation of audited financial statements in conformity with accounting principles generally accepted in the United States.

•

We recommended to the Board, based on the reviews and discussions described above, that the material reviewed above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the SEC.

Philip E. Doty, Chairperson

Thomas L. Aller

William N. Hahne

Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for 2018. The Board recommends to the stockholders the ratification of the selection of Deloitte & Touche LLP, independent registered public accounting firm, to audit our financial statements for 2018.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditors retained to audit our financial statements. Deloitte & Touche LLP has been retained as our independent auditor continuously since 2003. The Audit Committee is responsible for the audit fee negotiations associated with our retention of Deloitte & Touche LLP. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm. In connection with the mandated rotation of Deloitte & Touche LLP’s lead engagement partner, the Audit Committee and its Chairperson are directly involved in the selection of Deloitte & Touche LLP’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as our independent auditor is in our and our stockholders’ best interests.

Stockholder ratification of the appointment of our independent registered public accounting firm is not required. We are doing so because we believe it is a sound corporate governance practice. If our stockholders fail to ratify the appointment of Deloitte & Touche LLP, the Audit Committee will, in its discretion, consider whether or not to retain Deloitte & Touche LLP or to select another independent registered public accounting firm for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it feels that such a change would be in the best interests of us and our stockholders.

The Board recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

Audit and Non-Audit Fees and Services

The following table presents fees for audit services rendered by Deloitte & Touche LLP for the audit of our financial statements for the years ended December 31, 2017 and 2016 and fees for other permitted services rendered by Deloitte & Touche LLP during those periods:

	2017 ($)	2016 ($)
Audit Fees	992,473	919,139
Audit-Related Fees (1)	179,430	602,956
Tax Fees	—	—
All Other Fees	—	—

Total Fees	1,171,903	1,522,095

(1)	For 2017, fees related to the audit of our 401(k) Plan, work performed in connection with our debt offering and oil and gas property divestitures. For 2016, fees related to the audit of our 401(k) Plan, work performed in connection with registration statements and our exchange transactions.

The Audit Committee has concluded that the provision of non-audit services listed above is compatible with maintaining the independence of Deloitte & Touche LLP.

The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by our independent registered public accounting firm. Pursuant to these policies and procedures, the Audit Committee may delegate authority to one or more of its members when appropriate to grant such pre-approvals, provided that decisions of such member or members to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. In addition, the Audit Committee pre-approves particular services, subject to certain monetary limits, after the Audit Committee is presented with a schedule describing the services to be approved. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management.

STOCKHOLDER PROPOSALS

If a stockholder wants us to include a proposal in our proxy statement for the 2019 annual meeting pursuant to SEC Rule 14a-8, the proposal must be received at our principal executive offices at 1700 Broadway, Suite 2300, Denver, Colorado 80290-2300 by November 19, 2018. The proposal should be sent to the attention of our Corporate Secretary. Such a proposal must meet the stockholder eligibility and other requirements of the SEC.

We recently amended our by-laws to include a proxy access provision. Under our by-laws, stockholders who meet the requirements set forth in our by-laws may under certain circumstances include a specified number of director nominees in our proxy materials. Among other matters, a stockholder must give written notice to our Corporate Secretary not less than 120 days and not more than 150 days prior to the first anniversary of the date on which we first made available our proxy materials for the 2019 annual meeting. Under the by-laws, we must receive notice of a stockholder’s director nomination for the 2019 annual meeting pursuant to the proxy access by-law provision no sooner than October 20, 2018 and no later than November 19, 2018. If the notice is received outside of that time frame, then we are not required to include the nominees in our proxy materials for the 2019 annual meeting.

A stockholder who otherwise intends to present business, other than a stockholder proposal pursuant to Rule 14a-8, or to nominate a director, other than pursuant to our proxy access by-law provision, at the 2019 annual meeting must comply with the requirements set forth in our by-laws. Among other matters, a stockholder must give written notice to our Corporate Secretary not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the anniversary date of the 2018 annual meeting. Under the by-laws, we must receive notice of a stockholder’s intent to present business, other than pursuant to Rule 14a-8, or to nominate a director, other than pursuant to our proxy access by-law provision, at the 2019 annual meeting no sooner than the close of business on January 1, 2019 and no later than the close of business on January 31, 2019. If the notice is received outside of that time frame, then we are not required to permit the business or the nomination to be presented at the 2019 annual meeting. Nevertheless, if the Board chooses to present such proposal at the 2019 annual meeting, then the persons named in proxies solicited by the Board for the 2019 annual meeting may exercise discretionary voting power with respect to such proposal.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Where and when is the Annual Meeting?

The annual meeting will be held on Tuesday, May 1, 2018, at 10:00 a.m., Mountain Time, in the Grand Hyatt Denver Aspen Ballroom, located on the 2nd floor at 1750 Welton Street, Denver, Colorado 80202.

Why did I receive a “Notice of Internet Availability of Proxy Materials” but no proxy materials?

We distribute our proxy materials to certain stockholders via the Internet under the “Notice and Access” approach permitted by rules of the SEC. This approach conserves natural resources and reduces our distribution costs, while providing a timely and convenient method of accessing the materials and voting. On or before March 19, 2018, we mailed a Notice of Internet Availability of Proxy Materials to participating stockholders, containing instructions on how to access the proxy materials on the Internet to vote your shares over the Internet or by telephone. You will not receive a printed copy of the proxy materials unless you request them. If you would like to receive a printed copy of our proxy materials, including a printed proxy card on which you may submit your vote by mail, then you should follow the instructions for obtaining a printed copy of our proxy materials contained in the Notice of Internet Availability of Proxy Materials.

What do I need to do to attend the Annual Meeting?

Admission to the Annual Meeting is limited to stockholders as of the close of business on March 9, 2018 and their authorized proxy holders. If you hold your shares in your name as a stockholder of record and you plan to attend the Annual Meeting, you will need proof of ownership of our stock. If your shares are held in the name of a broker, bank or other holder of record and you plan to attend the Annual Meeting, you must present proof of your ownership of our stock, such as a bank or brokerage account statement, to be admitted to the Annual Meeting. In each case, the individual must have a valid government-issued photo identification to be admitted to the Annual Meeting.

For directions to the annual meeting, please write to Corporate Secretary, Whiting Petroleum Corporation, 1700 Broadway, Suite 2300, Denver, Colorado 80290-2300 or call (303) 837-1661.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on March 9, 2018 are entitled to receive the Notice of Annual Meeting of Stockholders and to vote their shares at the Annual Meeting. As of that date, there were 92,328,162 shares of our common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered in your name with our transfer agent, Computershare, you are the “stockholder of record” of those shares. The Notice of Annual Meeting of Stockholders and this proxy statement and any accompanying materials have been provided directly to you by us.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares, and the Notice of Annual Meeting of Stockholders and this Proxy Statement and any accompanying documents have been provided to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

How do I vote?

You may vote using any of the following methods:

•	By Internet: You can vote over the Internet at www.envisionreports.com/WLL by following the instructions in the Notice of Internet Availability of Proxy Materials or on the proxy card.

•	By Telephone: You can vote over the telephone by following the instructions in the Notice of Internet Availability of Proxy Materials or on the proxy card.

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By Mail: If you have requested or received a proxy or voting instruction card by mail, you can vote by completing, signing and dating the accompanying proxy or voting instruction card and returning it in the prepaid envelope. If you are a stockholder of record and return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card as recommended by the Board of Directors.

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At the Annual Meeting: Stockholders who attend the Annual Meeting may vote in person at the Annual Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

Internet and telephone voting facilities for stockholders of record will be available 24 hours a day until 1:00 a.m., Eastern Time, on May 1, 2018. The availability of Internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. We therefore recommend that you follow the voting instructions in the materials you receive. If you vote by Internet or telephone, you do not have to return your proxy or voting instruction card.

Your vote is important. You can save us the expense of a second mailing by voting promptly.

What can I do if I change my mind after I vote?

Submitting your proxy over the Internet, by telephone or by executing and returning a printed proxy card will not affect your right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a stockholder who has submitted a proxy does not in itself revoke a proxy. If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	giving written notice to the Corporate Secretary of the Company;

•	delivering a valid, later-dated proxy, or a later-dated vote by telephone or on the Internet, in a timely manner; or

•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record.

What is “householding” and how does it affect me?

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and receive paper copies of the proxy materials will receive only one copy of our proxy statement and annual report to stockholders, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. Householding conserves natural resources and reduces our distribution costs. Stockholders who participate in householding will continue to receive separate proxy cards.

Upon request, we will promptly deliver a separate copy of the proxy statement and annual report to stockholders to any stockholder at a shared address to which a single copy of each document was delivered. For future deliveries of proxy statements and annual reports to stockholders, stockholders may also request us to deliver multiple copies at a shared address to which a single copy of each document was delivered. Stockholders sharing an address who are currently receiving multiple copies of the proxy statement and annual report to stockholders may also request delivery of a single copy upon request. Stockholders may notify us of their requests orally or in writing by contacting Corporate Secretary, Whiting Petroleum Corporation, at 303-837-1661 or 1700 Broadway, Suite 2300, Denver, Colorado 80290-2300.

If you are a beneficial owner, you can request information about householding from your broker, bank or other holder of record.

Can I access the proxy materials and the 2017 annual report on the Internet?

The Notice of Annual Meeting of Stockholders and this proxy statement and our 2017 annual report to stockholders are available on our website at www.whiting.com.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the NYSE.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of the appointment of Deloitte & Touche LLP, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors, or the approval, by advisory vote, of the compensation of our named executive officers, in which case a broker non-vote will occur and your shares will not be voted on these matters.

What is a quorum for the Annual Meeting?

The presence of the holders of stock representing a majority of the voting power of all shares of stock issued and outstanding and entitled to vote at the Annual Meeting, in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements to elect the directors and to approve each of the proposals discussed in this proxy statement?

Proposal		Vote Required
1.	Election of directors	Plurality subject to resignation under Majority Voting Policy if votes “withheld” greater than votes “for”
2.	Approval, by advisory vote, of the compensation of our named executive officers	Majority of votes present and entitled to vote
3.	Ratification of the appointment of Deloitte & Touche LLP	Majority of votes present and entitled to vote

Election of Directors; Majority Vote Policy

Each director will be elected by a plurality of the votes cast at the Annual Meeting (assuming a quorum is present), subject to our Majority Voting Policy. Any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of the directors.

Pursuant to our Majority Voting Policy, in the absence of a contested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election must promptly tender his or her resignation to the chairman of the board. The Nominating and Governance Committee of our Board (or, under certain circumstances, another committee appointed by the Board) will promptly consider that resignation and will recommend to the Board whether to accept the tendered resignation or reject it based on all relevant factors. The Board must then act on that recommendation no later than 90 days following the date of an Annual Meeting of Stockholders. Within four days of the Board’s decision, we must disclose the decision in a Current Report on Form 8-K filed with the SEC that includes a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation. The Majority Voting Policy is available in Appendix C to our Corporate Governance Guidelines on our website at www.whiting.com.

Approval, by Advisory Vote, of the Compensation of Our Named Executive Officers

The affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the Annual Meeting (assuming a quorum is present) is required for the approval, by advisory vote, of the compensation of our named executive officers as disclosed in this proxy statement. Broker non-votes will have no effect on approval of the resolution, but abstentions will act as a vote against approval of the resolution.

Ratification of the Appointment of Deloitte & Touche LLP

The affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the Annual Meeting (assuming a quorum is present) is required for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017. Abstentions will act as a vote against ratification of the appointment.

How will my shares be voted at the Annual Meeting?

If you submit your proxy over the Internet or by telephone, or you request a printed proxy card and properly execute and return the proxy card by mail, then the persons named as proxies will vote the shares represented by your proxy according to your instructions. If you request a printed proxy card, and properly execute and return the proxy card by mail, but do not mark voting instructions on the proxy card, then the persons named as proxies will vote:

•	FOR the election of each of the director nominees named in this proxy statement;

•	FOR the approval, by advisory vote, of the compensation of our named executive officers as disclosed in this proxy statement; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018.

Could other matters be decided at the Annual Meeting?

Other than the election of two directors, the advisory vote on the compensation of our named executive officers and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018, the Board has no knowledge of any other matters to be presented for action by the stockholders at the Annual Meeting. However, if you return your signed and completed proxy card or vote by telephone or on the Internet and any other business or matters properly shall come before the Annual Meeting, then the persons named as proxies in the form of proxy will vote the shares represented by each proxy in accordance with their judgment on such matters.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees in person or by telephone, mail, electronic transmission and/or facsimile transmission. We will also reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold our common stock.

Who will count the votes?

Representatives of our transfer agent, Computershare, will tabulate the votes and act as inspectors of election.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 AM Eastern Time on May 1, 2018.

Vote by Internet • Go to www.envisionreports.com/WLL • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold		For	Withhold	+

01 -William N. Hahne*	☐	☐	02 -Bradley J. Holly*	☐	☐

* for terms expiring at the 2021 Annual Meeting and until their successors are duly elected and qualified.

		For	Against	Abstain			For	Against	Abstain
2.	Approval, by Advisory Vote, on Compensation of Named Executive Officers.	☐	☐	☐	3.	Ratification of Appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm for 2018.	☐	☐	☐
4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Whiting Petroleum Corporation

2018 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James J. Volker, Bradley J. Holly and Bruce R. DeBoer, and each of them, as proxies, with full power of substitution (to act jointly or if only one acts then by that one), for the undersigned at the Annual Meeting of Stockholders of Whiting Petroleum Corporation to be held on Tuesday, May 1, 2018, at 10:00 A.M., Mountain Time, in the Grand Hyatt Denver Aspen Ballroom, located on the 2nd Floor at 1750 Welton Street, Denver, Colorado 80202, or any adjournments or postponements thereof, to vote thereat as designated on the reverse side of this card all of the shares of Common Stock of Whiting Petroleum Corporation held of record by the undersigned on March 9, 2018 as fully and with the same effect as the undersigned might or could do if personally present at said Annual Meeting or any adjournments or postponements thereof, hereby revoking any other proxy heretofore executed by the undersigned for such Annual Meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the director nominees listed, FOR the approval, by advisory vote, on compensation of named executive officers, and FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2018.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.